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Exhibit 10.3

LOAN NO. 4128

LOAN AGREEMENT

AMONG

GENERAL ELECTRIC CAPITAL CORPORATION
as Agent and a Lender

AND

THE OTHER FINANCIAL INSTITUTIONS WHO ARE OR HEREAFTER
BECOME PARTIES TO THIS AGREEMENT
as Lenders

AND

OMEGA ACQUISITION FACILITY I, LLC
as Initial Borrower

AND

THE OTHER ENTITIES WHO ARE OR HEREAFTER
BECOME PARTIES TO THIS AGREEMENT
as Borrowers

DATED AS OF DECEMBER 31, 2003

$50,000,000
REVOLVING ACQUISITION FACILITY

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LIST OF EXHIBITS

Exhibit 1.1(a)	Form of Note
Exhibit 1.1(b)	Loan Commitments
Exhibit 4.1	Form of Draw Request
Exhibit 4.2(a)(i)	Form of Joinder
Exhibit 4.2(a)(ii)	Forms of Acknowledgment
Exhibit 4.2(a)(vi)	Form of Subordination, Non-Disturbance and Attornment Agreement
Exhibit 4.2(a)(vii)	Form of Guarantor Estoppel Certificate
Exhibit 5.11	Litigation
Exhibit 5.21	Interest Holder Certification and Agreement
Exhibit 5.24	Taxes
Exhibit 5.25	ERISA Matters
Exhibit 5.28	Compliance with Health Care Laws
Exhibit 6.3.1	Form of Compliance Certificate
Exhibit 6.7.1	Form of Lockbox Account Agreement
Schedule I	Index of Defined Terms

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LOAN NO. 4128

LOAN AGREEMENT

        THIS LOAN AGREEMENT (this "Agreement") is dated as of the 31st day of December, 2003 by and among OMEGA ACQUISITION FACILITY I, LLC, a Delaware limited liability company ("Initial Borrower") and each other entity that is or, by joinder, hereafter becomes a party to this Agreement as a Borrower (each, including Initial Borrower, a "Borrower" and, collectively, "Borrowers"), (b) the financial institutions who are or hereafter become parties to this Agreement as Lenders, and (c) GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (in its individual capacity, "GECC"), as Agent and a Lender.

RECITALS

        A. Initial Borrower has requested that Lenders (as defined below) extend a revolving loan facility to Borrowers of up to Fifty Million Dollars ($50,000,000.00) in the aggregate (the "Loan"), subject to the terms and conditions contained in this Agreement and the other Loan Documents (as defined below). The Loan is further evidenced by the Notes (as defined in Section 1.1 below).

        B. At the time of each Advance (as defined in Section 1.1 below), the applicable Borrower shall contemporaneously become the owner of one or more skilled nursing facilities and assisted living facilities (each, a "Health Care Facility" and, collectively, "Health Care Facilities"). The Title Policies (as defined in Section 3.4 below) shall contain the legal descriptions of the parcels of land on which each of the Health Care Facilities is located (each parcel of land, a "Property" and, collectively, the "Properties"). The improvements located on such Properties are collectively called the "Improvements". The Properties and the Improvements are collectively called the "Projects", and a single Property and its Improvements are called a "Project".

        C. Borrowers will use the proceeds of the Loan for the purpose of financing the acquisition of the Projects. Each of the Borrowers is a wholly owned subsidiary of Guarantor (as defined in Section 3.1 below). Guarantor is also the guarantor of the $225,000,000 loan facility created under the Loan Agreement, dated as of June 23, 2003 (the "$225,000,000 Loan Agreement"), among Agent, as agent and as a lender, certain other financial institutions who are or have become parties thereto and certain affiliates of Guarantor as borrowers thereunder (the "$225,000,000 Facility").

        D. Borrowers' obligations under the Loan will be secured by, among other things, (a) a first priority Mortgage, Assignment of Rents and Security Agreement (or a document of similar title) (each, a "Mortgage" and, collectively, the "Mortgages") encumbering each Project, (b) the Pledge (as defined in Section 3.1 below) encumbering one hundred percent (100%) of the ownership interests in each Borrower, and (c) the Assignments of Leases (as defined in Section 4.2 below). This Agreement, the Notes, the Mortgages, the Guaranty (as defined in Section 3.1 below), the Environmental Indemnity (as defined in Section 3.1 below), the Pledge, the Assignments of Leases, the Joinders (as defined in Section 4.2 below), the Acknowledgements (as defined in Section 4.2 below) and any other documents evidencing or securing the Loan or executed in connection therewith or herewith, and any modifications, renewals, extensions and amendments thereof, are referred to herein collectively as the "Loan Documents."

        E. "Agent" means GECC in its capacity as agent for the Lenders under this Agreement and each of the other Loan Documents and any successor in such capacity appointed pursuant to Section 9.2 below. "Lender" or "Lenders" means GECC in its individual capacity and its successors and permitted assigns pursuant to Section 9.1 below and any other financial institution which is now or hereafter becomes a party to this Agreement as a Lender.

        F. An index of defined terms in this Agreement appears on Schedule I hereto.

        NOW, THEREFORE, in consideration of the foregoing and the mutual conditions and agreements contained herein, the parties agree as follows:

ARTICLE I
The Loan

        1.1.  Advances and Notes. Subject to the terms and conditions hereof, each Lender agrees to make available to Borrowers on and after December 31, 2003 (the "Establishment Date") and from time to time prior to the Maturity Date (as defined in subsection 1.8.1 below), various advances (each, an "Advance" and, collectively, "Advances") in a total amount not to exceed such Lender's Loan Commitment (as defined below). Borrowers shall execute and deliver to each Lender a revolving note to evidence the Loan Commitment of that Lender. Each revolving note shall be in the principal amount of the product of $50,000,000 times such Lender's Pro Rata Share (as defined in subsection 9.1.1 below) and shall be in the form of Exhibit 1.1(a) hereto (each, together with any and all amendments thereto and substitutions therefor, a "Note" and, collectively, the "Notes"). Each Note shall represent the obligation of Borrowers to repay the amount of the applicable Lender's actual Advances, together with interest thereon. All Borrowers shall be jointly and severally liable for all indebtedness under the Notes and all obligations under the Loan Documents.

        "Loan Commitment" means (a) as to any Lender, the aggregate commitment of such Lender to make Advances, as set forth on Exhibit 1.1(b) hereto, and (b) as to all Lenders, the aggregate commitment of all Lenders to make Advances, reduced in each case by the principal amount of actual Advances outstanding.

        1.2.  Revolving Nature of Loan. Throughout the Term (as defined in subsection 1.8.1 below) and until the Maturity Date, and so long as no (i) Event of Default (as defined in Section 8.1 below) of any nature, (ii) Potential Default (as defined in Section 8.1 below), or (iii) default under any of the covenants set forth in Section 6.1, 6.2, 6.3, 6.4 or 6.5 of the Guaranty shall have occurred and be continuing, Borrowers shall have the right to borrow and reborrow an amount up to the full amount of the Loan on a revolving basis, subject to the terms and conditions set forth in this Agreement; provided, that (A) Lenders are not obligated to make Advances at any time which would exceed the then Borrowing Availability (as defined in Section 1.3 below) and (B) Lenders shall not be obligated to make Advances during the sixty (60) days immediately preceding the Maturity Date unless Borrowers have submitted to Agent a copy of a loan commitment reasonably acceptable to Agent or other evidence reasonably acceptable to Agent demonstrating to Agent's reasonable satisfaction Borrowers' ability to repay the Loan, including any proposed Advances, on or prior to the Maturity Date. The Loan may be repaid by Borrowers in full or in part at any time, and any amounts repaid by Borrowers may be reborrowed, subject to the terms of this Section 1.2 and Article IV.

        1.3.  Charges. Agent is authorized to, and at its sole election may, charge to the Loan balance on behalf of Borrowers and cause to be paid all Costs (as defined in Section 10.1 below) and interest owing by Borrowers under this Agreement or any of the other Loan Documents if and to the extent Borrowers have failed to pay any such amounts as and when due, including after any applicable grace periods, up to the amount of the Borrowing Availability (as defined below) at such time. At Agent's option and to the extent permitted by law, any charges so made shall constitute part of the Loan hereunder. "Borrowing Availability" means $50,000,000, less the sum of the aggregate balance of the Loan then outstanding.

        1.4.  Reliance on Notices. Agent shall be entitled to rely upon, and shall be fully protected in relying upon, any notice of a requested Advance reasonably believed by Agent to be genuine. Agent may assume that each Person executing and delivering any notice in accordance herewith was duly authorized, unless the responsible individual acting thereon for Agent has actual knowledge to the contrary. Each Borrower hereby designates Guarantor as its exclusive representative ("Borrower

Representative") and agent on its behalf for the purposes of issuing notices of requests for Advances, executing Acknowledgments, giving instructions with respect to the disbursement of the proceeds of the Loan, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of Borrowers under the Loan Documents. The individuals described in Section 5.31 below, as well as any other individuals designated from time to time in a written notice from Guarantor to Agent, are the only authorized persons who may act on behalf of Borrower Representative. Agent and each Lender may regard any notice or other communication pursuant to any Loan Document from the individuals designated by Borrower Representative as a notice or communication from all Borrowers, and may give any notice or communication required or permitted to be given to any Borrower hereunder to Borrower Representative on behalf of such Borrower. Each Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

        1.5.  Receipt of Payments. Borrowers shall make each payment described in this Agreement not later than 11:00 a.m. (New York time) on the day when due in immediately available funds. All payments shall be deemed received on the Business Day on which immediately available funds therefor are received by Agent at or prior to 11:00 a.m. New York time, in the manner for payment set forth in the Notes. Payments received after 11:00 a.m. New York time on any Business Day or on a day that is not a Business Day shall be deemed to have been received on the following Business Day.

        1.6.  Lenders' Obligations Are Several, Not Joint. Notwithstanding any other provision of this Article I to the contrary, each Lender's agreement to make disbursements of the Loan under this Agreement and all other obligations of the Lenders hereunder shall be several, and not joint, and in the amount of its respective Pro Rata Share of the amount of such disbursement or in proportion to its Pro Rata Share, as applicable.

        1.7.  Notes. The terms and provisions of the Notes are hereby incorporated herein by reference in this Agreement. In the event of an assignment under Section 9.1 below, each Borrower shall, upon surrender of the assigning Lender's Notes, issue new Notes to reflect the interests of the assigning Lender and the Person to which interests are to be assigned.

        1.8.  Loan Term.

          1.8.1. Maturity Date. The Loan shall mature on June 22, 2007 or such earlier date upon which the Loan or the $225,000,000 Facility becomes due and payable in full, whether at maturity, prepayment acceleration or otherwise (the "Maturity Date"). The "Term" of the Loan shall commence on the Establishment Date and end on the Maturity Date, as it may be extended as provided below.

          1.8.2. Extension Option. Provided the Maturity Date (as defined in the $225,000,000 Loan Agreement) of the $225,000,000 Facility has been validly extended for a co-terminus term, Borrowers may extend the Maturity Date for a period of twelve (12) months immediately following the Maturity Date; provided, that: (a) Borrowers have given Agent written notice (the "Extension Notice") of such extension not less than forty-five (45) days nor more than one hundred twenty (120) days prior to the Maturity Date; (b) Borrowers have paid or caused to be paid to Agent concurrently with giving the Extension Notice an extension fee equal to $375,000, which extension fee shall be non-refundable unless the proposed extension is not approved by Agent for any reason; (c) no Event of Default under any of the Loan Documents exists as of the date of the Extension Notice or as of the Maturity Date; (d) there has not been a monetary Event of Default under any of the Loan Documents at any time; (e) there has not been a non-monetary Event of Default under any of the Loan Documents at any time which remained uncured for more than ninety (90) days; (f) as of May 31, 2007, the Project Yield for the prior twelve (12) months is not less than 25.0%; (g) as of May 31, 2007, the Debt Coverage Ratio for the prior twelve (12) months exceeds 2.00 to 1.00; (h) rent payments for the prior twelve (12) months from the Leases (as defined in Section 4.2 below) are not less than eighty percent (80%) of the rent payments as underwritten at the time of each applicable Advance; (i) all Tenants (as defined in Section 4.2 below) under the Leases are current with respect to their payment obligations then due and payable under the Leases, including any applicable grace periods for payment thereof; and (j) the maturity date of the Public Debt (as defined in the Guaranty) (or any other indebtedness, the proceeds of which are used to repay the Public Debt) has been extended to not earlier than September 30, 2008.

        "Debt Coverage Ratio" means the ratio, as reasonably determined by Agent, of (i) Adjusted Net Operating Income from the Projects for a particular period, to (ii) payments of interest and principal due on the Loan for the same period.

        "Project Yield" for any period means the quotient, as reasonably calculated by Agent, of (x) the Adjusted Net Operating Income from the Projects for a particular period, divided by (y) the sum of (i) the then current outstanding principal balance of the Loan, plus (ii) all accrued but unpaid interest thereon.

        "Adjusted Net Operating Income" means net income from the operations of the Tenants under the Leases (on a Project by Project basis) over the previous twelve (12) month period, calculated in accordance with generally accepted accounting principles consistent with the standards utilized by Agent in connection with its underwriting of this Loan, excluding interest, taxes, depreciation, amortization, rent and management fees, adjusted for a five percent (5%) management fee and a $400 per bed per annum replacement reserve, adjusted (upward or downward) by Agent in a reasonably consistent manner to take into account any (i) definitive federal or state changes in applicable Medicare and Medicaid reimbursement rates or (ii) definitive pro forma adjustments (including, but not limited to, changes in PL/GL insurance premiums and third-party contract costs). Any Project with a negative Adjusted Net Operating Income will be excluded for purposes of this calculation. Adjusted Net Operating Income will be reasonably estimated by Agent. Borrowers shall use commercially reasonable efforts to provide Agent with financial information with respect to the operations of the tenants under the Leases enforcing applicable provisions of Leases requiring the delivery of such financial information to Borrowers. References in this Agreement to financial results for "the prior twelve (12) months" or other most recent historical period shall mean the applicable period for which the most recent reporting has been made by the applicable Tenant; provided, that Lender may reject as insufficient any reporting for a period that ended more than forty-five (45) days prior to the calculation of any financial test under this Agreement. Prior to the first Advance, Initial Borrower and Agent shall establish audit procedures reasonably acceptable to Agent and Initial Borrower, including revenue testing and payroll tax payments, for testing the accuracy of Tenant financial reporting. Such procedures shall be reviewed by Agent and revised as reasonably required by Agent after the first Advance, the first $20,000,000 in Advances and annually thereafter.

        1.9.  Interest Rate. Borrowers shall pay interest on the outstanding principal balance of the Loan at a floating rate per annum equal to the Base Rate plus three and three-quarters percent (3.75%) (the aggregate rate is referred to as the "Interest Rate"). "Base Rate" shall mean the rate published each day in The Wall Street Journal for notes maturing one (1) month after issuance under the caption "Money Rates, London Interbank Offered Rates (LIBOR)". The Interest Rate for each calendar month shall be fixed based upon the Base Rate published prior to and in effect on the first (1st) Business Day of such month; provided, however, the Interest Rate from and including the first Advance Date (as defined in Section 4.1 below) through the end of the calendar month in which the first Advance Date occurs shall be fixed based upon the Base Rate in effect on the Business Day immediately preceding the first Advance Date. Interest shall be calculated based on a 360 day year and charged for the actual number of days elapsed. Notwithstanding anything to the contrary contained herein, in no event shall the Interest Rate at any time be less than six percent (6.00%) per annum.

        1.10. Payments.

          1.10.1. Interest. Borrowers shall make interest payments monthly in arrears on the first (1st) day of each month commencing on the month immediately following the first Advance Date, computed on the outstanding principal balance of the Loan at the Interest Rate.

          1.10.2. Principal. If the making of any Advance results in the outstanding principal balance of the Loan equaling or exceeding 5.2 times Adjusted Net Operating Income of all Properties (as reasonably determined by Agent) for the most recent twelve (12) month period, then, on the first day of each calendar month thereafter until the Maturity Date, Borrowers shall make monthly principal amortization payments on the outstanding principal amount of the Loan from time to time based upon a twenty-five (25) year amortization schedule at an assumed seven percent (7.00%) per annum interest rate. If Borrowers are obligated to make principal amortization payments under this subsection 1.10.2, the amount of the amortization shall be reset, using the original amortization period, at the time of the making of any subsequent Advance, Release Payment (as defined below) or other voluntary prepayment.

        1.11. Change of Control. If a Change of Control (as defined below) occurs, Agent may, but shall not be obligated to, accelerate the Loan, in which event Borrowers shall be obligated to repay the entire outstanding principal balance of the Loan in full. So long as Borrowers give Agent at least forty-five (45) days written notice prior to any such Change of Control (a "Change of Control Notice"), then Agent shall give Borrowers at least one hundred twenty (120) days written notice prior to any such acceleration, which notice from Agent may be given at any time after Agent's receipt of the Borrowers' Change of Control Notice.

        "Change of Control" means either (i) Guarantor ceases to be a corporation whose common stock is publicly traded; (ii) any Person and its affiliates own in the aggregate greater than fifty percent (50%) of the common stock of Guarantor (other than Explorer Holdings, L.P. or a Qualified Investor (as defined below); provided, that in the case of a Qualified Investor, such Qualified Investor executes and delivers to Agent a guaranty of the Loan in substantially the form of the Guaranty and otherwise reasonably acceptable to Agent, together with such opinions of counsel and other documents as Agent may reasonably request with respect to such guaranty); or (iii) Guarantor merges or consolidates with any Person other than a Qualified Investor.

        "Qualified Investor" means a real estate investment trust or other institutional real estate investor, in either case which has (a) a tangible net worth equal to or greater than Guarantor's then tangible net worth, in each case as reasonably determined by Agent based upon such Person's and Guarantor's most recent consolidated balance sheets prepared in accordance with generally accepted accounting principles and consistent with the manner in which Agent has underwritten Guarantor's tangible net worth in entering into this Agreement, and (b) substantial experience owning Health Care Facilities, including skilled nursing facilities. Notwithstanding the foregoing to the contrary, if (x) Guarantor merges or consolidates with a Person which is not a Qualified Investor and Guarantor is the surviving entity, or (y) a Person and its affiliates (other than Explorer Holdings, L.P. or a Qualified Investor) own, in aggregate, greater than fifty percent (50%) of the outstanding common stock of Guarantor, then in either case it shall not constitute a Change of Control if (1) the people listed in clauses (a) and (b) of Section 5.31 below continue in their respective positions of management of Guarantor as described in clauses (a) and (b) of Section 5.31 until the Maturity Date; provided, however, the failure of any such individual to continue in their position of management due to death or disability shall not result in a Change of Control, and (2) if clause (y) is applicable, said Person executes and delivers to Agent a guaranty of the Loan in substantially the form of the Guaranty and otherwise reasonably acceptable to Agent, together with such opinions of counsel and other documents as Agent may reasonably request with respect to such guaranty.

ARTICLE II
Security

        2.1.  Collateral. The Loan and all other Indebtedness and obligations under the Loan Documents shall be secured by real and personal property which is subject to a security interest or lien granted in this Agreement or in any of the following Loan Documents (collectively, the "Collateral"): (a) the Mortgages, (b) the Assignments of Leases and (c) the Pledge as well as any other collateral or security described in this Agreement or in the other Loan Documents or required by Agent or Lenders in connection with the Loan.

        2.2.  Release of Projects. Upon the written request of Borrowers, Agent shall release a Project from the lien of the Loan Documents provided:

          (a)   Borrowers shall make a payment to Agent ("Release Payment"), which Release Payment shall be used by Agent towards the repayment of the Loan, equal to the lesser of (i) 120% of the amount of the Loan initially allocated by Agent to such Project at the time of the Advance in respect of such Project or (ii) the remaining outstanding balance of the Loan plus accrued and unpaid interest thereon plus all other amounts then outstanding under this Agreement and the other Loan Documents;

          (b)   The Adjusted Net Operating Income with respect to the remaining Projects is greater than 19.23% of the remaining outstanding balance of the Loan;

          (c)   The Projected Debt Service Coverage Ratio with request to the remaining Projects must be greater than 1.5;

          (d)   The Project Yield with respect to the remaining Projects is greater than (i) the Project Yield of all Projects (including the Project(s) to be released) immediately prior to the release and (ii) the Project Yield at the time of the initial Advance; and

          (e)   (i) No Event of Default then exists, (ii) no monetary Event of Default shall have occurred at any time during the preceding Term of the Loan, and (iii) there has not been a non-monetary Event of Default at any time during the preceding Term of the Loan which remained uncured for more than ninety (90) days, unless any of the aforementioned Events of Default shall be cured by the release of such Project.

        "Projected Debt Service Coverage Ratio" means the ratio of (i) Adjusted Net Operating Income from the remaining Projects for the prior twelve (12) month period to (ii) payments, as reasonably projected by Agent, of interest and principal to be due on the Loan during the following twelve (12) month period after payment of the Release Payment.

        2.3.  Optional Additional Collateral. During the Term of the Loan, Borrowers may notify Agent in writing that Borrowers desire to pledge one or more additional properties as Collateral for the Loan. So long as no Event of Default shall be continuing (unless such Event of Default shall be cured by the activities described in this Section 2.3), Agent shall approve such request provided that the following conditions are satisfied in Agent's reasonable discretion: (a) Agent shall have approved each new property proposed to be pledged, (b) Borrowers shall have executed and delivered such documents as Agent shall require in order to evidence that such new property has been added as Collateral for the Loan, including, without limitation, a Mortgage with respect to each new property, an amendment to the Loan Documents executed by all Borrowers and Guarantor confirming that each new property has been added as a Project, and opinions of counsel to Borrowers and Guarantor in forms reasonably satisfactory to Agent, (c) Borrowers shall have delivered to Agent a Title Policy, Survey, appraisal, environmental report and any other documents or reports requested by Agent with respect to each additional property, and (d) Borrowers shall have paid all reasonable Costs incurred by Agent and/or Lenders in connection with such addition.

        2.4.  Payments Pursuant to Leases. During the Term of the Loan, if any Borrower receives any payment pursuant to a Lease of a Project, whether as a result of a casualty or condemnation with respect to such Project or otherwise, or if any Borrower receives proceeds of any collateral or applies any reserves or deposits held by a Borrower or Guarantor as security for the obligations of a Tenant under a Lease, Borrowers shall provide prompt written notice thereof to Agent and, subject to the terms and conditions of the SNDAs, Borrowers shall, within two (2) Business Days of receipt thereof, deliver such payment, proceeds, reserves or deposits to Agent, which shall be used by Agent towards the repayment of the Loan.

ARTICLE III
Establishment of Loan

        3.1.  Initial Loan Documents. Simultaneously with the execution and delivery of this Agreement, Initial Borrower shall deliver to Agent the following documents in form and substance satisfactory to Agent (together with this Agreement, collectively, the "Initial Loan Documents"):

          (a)   the Note or Notes duly executed by Initial Borrower;

          (b)   the Guaranty (the "Guaranty"), executed by Omega Healthcare Investors, Inc., a Maryland corporation ("Guarantor");

          (c)   a Hazardous Materials Indemnity Agreement ("Environmental Indemnity"), executed by Initial Borrower and Guarantor;

          (d)   an Ownership Pledge, Assignment and Security Agreement (the "Pledge"), executed by Guarantor pursuant to which Guarantor pledges to Agent, for the benefit of Lenders, all of the stock or membership interests of Initial Borrower and any future Borrowers, together with such Uniform Commercial Code ("UCC") financing statements as Agent may require to perfect such pledge;

          (e)   a letter from Guarantor to its independent certified public accountant authorizing such accountant to communicate directly with Agent in matters relating to the financial statements delivered in connection with obtaining the Loan or pursuant to this Agreement or any of the Loan Documents; and

          (f)    opinions of counsel to Initial Borrower and Guarantor as to the due authorization, execution and delivery of each of the Initial Loan Documents to be delivered by Initial Borrower and Guarantor on the Establishment Date and such other matters as Agent shall reasonably request, in form and substance reasonably acceptable to Agent.

        3.2.  Loan Fees. Borrowers have paid or shall pay Agent the following fees:

          (a)   Commitment Fee. Borrowers have paid Agent a Commitment Fee of $250,000 which has been fully earned and is non-refundable, subject to Section 4.4 below.

          (b)   Line Closing Fee. Borrowers shall pay to Agent on the Establishment Date a Line Closing Fee of $250,000 which shall then be fully earned and non-refundable, subject to Section 4.4 below.

          (c)   Non-Use Fee. Subject to Section 4.4 below, from and after the Establishment Date, Borrowers shall pay Agent, for the benefit of Lenders in accordance with their respective Pro Rata Shares of the Loan Commitments, a quarterly non-use fee ("Non-Use Fee") equal to one-half of one percent (0.50%) per annum, based upon a 360-day year. Such Non-Use Fee shall be calculated on a daily basis, payable in arrears, due on the fifteenth (15th) day of each calendar quarter with respect to the prior calendar quarter, and computed based upon the excess, if any, of $50,000,000 over the daily actual aggregate principal balance of the Loan outstanding during such prior calendar quarter.

          (d)   Advance Fee. On any Advance Date (as defined in Section 4.1 below), Borrowers shall pay Agent, for the benefit of Lenders in accordance with their respective Pro Rata Shares of the Loan Commitments, a fee of one-half of one percent (0.50%) of the amount of the Advance made on the Advance Date.

ARTICLE IV
Requirements For Advances

        4.1.  Requests for Advances. Borrowers shall provide Agent with a written draw request for an Advance, in the form of Exhibit 4.1 hereto (each, a "Draw Request"), at least fifteen (15) Business Days prior to the proposed Advance Date (as defined below). Each Draw Request shall be accompanied by the documents and information listed on Exhibit B to the Draw Request and shall state the proposed Advance Date and the amount of the Advance to be drawn (which Advance shall not be less than $1,000,000). Agent shall promptly review the Draw Request and the documents and information provided by Borrowers and shall provide Borrowers with an approval or disapproval of the proposed Advance within ten (10) Business Days after Agent's receipt of the Draw Request and the required accompanying documents and information listed on Exhibit B to the Draw Request; provided, that any such approval of a proposed Advance shall be subject to Borrowers' satisfaction of all conditions precedent to such Advance set forth in this Agreement. Borrowers shall provide Agent with telephonic notice requesting the actual funding of the Advance at least two (2) Business Days prior to the proposed Advance Date. The actual date of funding of an Advance is referred to as an "Advance Date."

        4.2.  Conditions Precedent for Advances. Lenders' obligations to fund each Advance is subject to satisfaction of all of the following conditions with respect to each such Advance:

          (a)   Documents. Delivery to Lender of the following documents in form and substance satisfactory to Lender:

              (i)  a Joinder of New Borrower to Loan Agreement and Certain Other Loan Documents (a "Joinder"), in the form of Exhibit 4.2(a)(i) hereto, executed by each new Borrower;

             (ii)  an Acknowledgment and Agreement by Borrower and Guarantor (an "Acknowledgment"), in the form of either Form A—Current Borrower or Form B—New Borrower, as applicable, of Exhibit 4.2(a)(ii) hereto, executed by each current Borrower and Guarantor.

            (iii)  a Mortgage with respect to each Project to be purchased with the proceeds of the Advance (each, a "Subject Project"), in the form of the Mortgage used in connection with the $225,000,000 Facility, with such state-specific modifications as Agent's local counsel shall suggest and that are reasonably acceptable to Borrowers. Each Mortgage shall secure the entire indebtedness under the Loan Documents; provided, that in localities having mortgage taxes, each applicable Mortgage shall secure only 120% of the amount of the Loan allocated by Agent to the applicable Projects encumbered thereby;

            (iv)  an Assignment of Leases and Rents with respect to each Subject Project, in the form of the Assignments of Leases and Rents used in connection with the $225,000,000 Facility, with such state-specific modifications as Agent's local counsel shall suggest and that are reasonably acceptable to Borrowers (each, an "Assignment of Leases" and, collectively, the "Assignments of Leases");

             (v)  such UCC financing statements as Agent may require, together with such original stock or membership interest certificates and blank powers as are required to be delivered to Agent under the terms of the Pledge;

            (vi)  a Subordination, Non-Disturbance and Attornment Agreement (including estoppel provisions and/or separate estoppel agreements), in the form of Exhibit 4.2(a)(vi) hereto, with such modifications negotiated by the Tenant as shall be reasonably acceptable to Agent, executed by the Tenant under each Lease of a Subject Project (each, a "Tenant" and, collectively, the "Tenants"), in a form reasonably acceptable to Agent with respect to each Lease (each, an "SNDA" and, collectively, the "SNDAs");

           (vii)  a guarantor estoppel certificate, in the form of Exhibit 4.2(a)(vii) hereto, with such modifications negotiated by a Lease guarantor as shall be reasonably acceptable to Agent, executed by the guarantor (each, a "Lease Guarantor") under each guaranty of any Lease of a Subject Project (collectively, the "Lease Guaranties"), with respect to each such guaranty (each, a "Guarantor Estoppel" and, collectively, the "Guarantor Estoppels");

          (viii)  on the Advance Date for the initial Advance following the Establishment Date, the Lockbox Account Agreement (as defined in subsection 6.7.1 below) with respect to the Lockbox (as defined in subsection 6.7.1 below), executed by Initial Borrower, any new Borrowers, Agent and the Lockbox Bank (as defined in subsection 6.7.1 below); and

            (ix)  on the Advance Date for the initial Advance following the Establishment Date, the Deposit Account Agreement (as defined in subsection 6.7.4 below) with respect to the Deposit Account (as defined in subsection 6.7.4 below), executed by Initial Borrower, any new Borrowers, Agent and Bank One.

          (b)   Appraisal. Agent shall have received an appraisal report for each Subject Project, in form and content reasonably acceptable to Agent, prepared by an independent MAI appraiser in accordance with the Financial Institutions Reform, Recovery and Enforcement Act ("FIRREA") and the regulations promulgated pursuant to FIRREA.

          (c)   Title Commitments, Title Policies and Endorsements. Agent shall have received final marked title commitments for title insurance for each Subject Project (collectively, the "Title Commitments" and, individually, a "Title Commitment") and a title insurance policy for each Subject Project (collectively, the "Title Policies" and, individually, a "Title Policy"), reasonably acceptable to Agent, showing the applicable Borrower as owner of fee simple title to the Subject Project and insuring that the lien of each Mortgage is a valid first lien on the Subject Project, subject only to such exceptions as may be reasonably acceptable to Agent. Each Title Policy shall also contain any reinsurance and endorsements reasonably required by Agent including, without limitation, creditors' rights, access, survey, tax parcel, environmental, zoning 3.1 with parking, variable rate, usury, last dollar, first loss, revolving loan, tie-in and extended coverage endorsements (Comprehensive Form 1), to the extent available. If a zoning endorsement cannot be issued in a particular state, Borrowers shall deliver to Agent prior to the Advance Date a zoning letter from the applicable government authority where each Project in such state is located, which letter shall confirm that there are no zoning violations with respect to such Project and otherwise be in form and substance reasonably acceptable to Agent. Borrowers shall also have the right to receive their own title commitments and title policies with respect to each Subject Project at the closing of the acquisition of any Subject Project.

          (d)   Surveys. Agent shall have received and approved a survey of each Subject Project dated no earlier than one hundred twenty (120) days prior to the Advance Date, prepared and certified to Agent on behalf of Lenders and the title company by a registered land surveyor in accordance with the American Land Title Association/ American Congress on Surveying and Mapping

  Standards and addressed to Agent (collectively, the "Surveys"). Each surveyor shall certify that the Subject Project is not in a flood hazard area as identified by the Secretary of Housing and Urban Development. Each Survey shall be sufficient for the title insurer to remove the general survey exception with respect to that Subject Project.

          (e)   Environmental Report. Agent shall have received a Phase I environmental audit of each Subject Project, prepared by an environmental consultant acceptable to Agent in its sole discretion and addressed to Agent; provided, that any environmental consultant whose report was accepted by Agent in connection with the $225,000,000 Facility shall be considered as being acceptable to Agent. Each audit shall be acceptable to Agent in its sole discretion.

          (f)    Leases. Agent shall have received the final forms of all leases, master leases, subleases, licenses and other agreements with regard to the occupancy of each Subject Project (each, a "Lease" and, collectively, the "Leases") and all Lease Guaranties pertaining thereto, all in form and substance consistent with those forms thereof approved by Agent for the initial Advance following the Establishment Date, together with changes therein reasonably acceptable to Agent. Full execution copies of such Leases and Lease Guaranties in such final forms shall be delivered to Agent promptly following the Advance Date.

          (g)   Accounts Joinder. Each new Borrower shall have become a party to the Lockbox Account Agreement (as defined in subsection 6.7.1 below) and, to the extent applicable, the Deposit Account Agreement (as defined in subsection 6.7.4 below).

          (h)   Insurance. With respect to each Subject Project, Borrowers shall have provided Agent with and Agent shall have approved copies of certificates evidencing the insurance policies required to be maintained by Tenants under the Leases approved by Agent pursuant to clause (f) above, naming Agent as additional insured and loss payee, as appropriate, and being otherwise reasonably acceptable to Agent.

          (i)    Compliance with Laws. Borrowers shall have provided Agent with copies of all current operating licenses maintained in respect of the Health Care Facilities located at each Subject Project.

          (j)    Lease Collateral. In connection with each of the Leases, and any subleases of any such Lease, of each Subject Project, Borrowers shall have granted a perfected security interest to Agent in, and, to the extent required by Agent, shall have delivered and assigned to Agent or maintained in the Deposit Account with Bank One (i) all collateral for the obligations of such Tenants and, if applicable, subtenants and Lease Guarantors, including, without limitation, all security deposits and letters of credit and (ii) all property tax reserves and improvement reserves funded by any Tenant (collectively, the "Lease Collateral").

          (k)   Purchase Contract Documentation. Borrowers shall have delivered to Agent true and complete copies of the purchase contract, purchase closing statement and other documents, including any amendments thereto, relating to the purchase of the Subject Project as Agent shall reasonably request.

          (l)    Organizational Documents. Borrowers shall have delivered to Agent true and complete copies of (i) the Operating Agreement (as defined in subsection 5.2.1 below) or Borrower Incorporation Documents (as defined in subsection 5.2.2 below) of each new Borrower, certified by an officer of such new Borrower, (ii) a good standing certificate as to each new Borrower issued by its formation state evidencing the due organization and continued good standing of such Borrower in such state, (iii) a doing business certificate as to each Borrower acquiring a new Subject Project issued by the state in which such Subject Project is located evidencing the continued qualification to do business and good standing of such Borrower in such state, and (iv) as to each Subject Project and new Borrower, resolutions of the Board of Directors or members of such new

  Borrower, authorizing the acquisition of the Subject Project and the execution and delivery by the applicable Borrowers of the Loan Documents pertaining to each Subject Project and by each new Borrower.

          (m)  Borrowers' Counsel Opinions. Borrowers shall have delivered to Agent opinions of counsel to Borrowers and Guarantor as to such matters as Agent shall reasonably request, in form and substance reasonably acceptable to Agent.

          (n)   Engineering Report. Agent shall have received an engineering report with respect to each Subject Project prepared by a reputable engineering firm reasonably acceptable to Agent in form and substance reasonably acceptable to Agent.

          (o)   Subject Project Review. Borrowers shall have furnished to Agent, in form and substance reasonably acceptable to Agent, such information with respect to each Subject Project, Tenant and Lease Guarantor as Agent shall reasonably require and Agent shall have conducted such investigations of each Subject Project and the manager (if applicable) of each Subject Project, as Agent shall reasonably require, with the results of such investigations reasonably acceptable to Agent.

          (p)   Warranties. All warranties and representations made in this Agreement shall remain true and correct and shall, at the time of each Advance, be true and correct as to each Subject Property and each new Borrower.

          (q)   Costs. Borrowers shall have paid all Costs incurred in connection with the Advance.

          (r)   Additional Items. Agent shall have received such other items, in form and substance reasonably acceptable to Agent, as Agent may reasonably require and conducted such other investigations, as Agent shall reasonably require, with the results of such investigations reasonably acceptable to Agent.

          (s)   No Material Adverse Change in Guarantor. There shall have occurred no material adverse change in the financial condition of Guarantor from that existing on September 30, 2003, as reasonably determined by Agent.

          (t)    No Material Adverse Change or Matter in Warranties. As reasonably determined by Agent, there shall have occurred (i) no material adverse change in any of the warranties made in this Agreement or in any Joinder or any Acknowledgement from the date originally made and (ii) no materially adverse matter is disclosed in the warranties made in any Compliance Certificate, Joinder or Acknowledgment or in any financial statement provided to Agent.

          (u)   Inspection. If Agent chooses to do so, Agent shall have conducted a satisfactory on-site inspection of each Subject Project. The reasonable travel costs incurred by Agent in conducting such an inspection shall constitute Costs (as defined in Section 10.1 below).

          (v)   No Bankruptcy. No petition under any Chapter of Title 11 of the United States Code or any similar law or regulation has been filed by or against any Borrower or Guarantor (and in the case of an involuntary petition in bankruptcy, such petition involving Guarantor has not been discharged or, in the case of any Borrower, such petition has not been discharged within ninety (90) days of its filing), or a custodian, receiver or trustee for any Project has been appointed and such appointment has not been vacated within ninety (90) days of its filing, or any Borrower or Guarantor has made an assignment for the benefit of creditors, or any one or more of them have been adjudged insolvent by any state or federal court of competent jurisdiction, or any one or more of them have admitted their insolvency or inability to pay their debts as they become due or an attachment or execution has been levied against any Project which has not been vacated within ninety (90) days of its filing.

        4.3.  Limitations on Advances. Each Advance shall be subject to the following limitations:

          (a)   Proceeds of Advances, net of Costs and the applicable Advance Fee, shall be used solely for acquisitions of Health Care Facilities.

          (b)   No more than $20,000,000 of the Loan can be used to finance the purchase of Properties in states that do not issue certificates of need.

          (c)   Not more than thirty-five percent (35%) of the Subject Projects shall have been issued a G-Tag or higher during the twelve (12) months prior to the disbursement of the Advance and not more than thirty-five percent (35%) of the total number of Projects (including the Subject Projects) shall have been issued a G-Tag or higher during the twelve (12) months prior to the disbursement of the Advance. Each Subject Project, or Subject Projects under a single master lease, shall have at least a 1.10 Pro Forma Lease Coverage (as defined below).

          (d)   The maximum Loan amount allocated by Agent to a Subject Project may not exceed $15,000,000.

          (e)   No building included in the Improvements in respect of a Subject Project may be more than forty (40) years old.

          (f)    The maximum Loan amount allocated by Agent to a Subject Project may not exceed $60,000 per bed.

          (g)   No more than fifteen percent (15%) of the beds in a Subject Project may be in rooms having or designed to have more than two (2) residents.

          (h)   The Advance in respect of a Subject Project shall not exceed the sum of (i) the lesser of (A) eighty percent (80%) of the actual cash purchase price of the Subject Project as adjusted for all proration credits and debits and any holdbacks (the "Acquisition Cost") or (B) 5.2 times the Adjusted Net Operating Income of the Subject Project for the twelve (12) month period prior to the Advance Date, plus (ii) the applicable Advance Fee and all Costs related to such Advance and any unreimbursed Costs owed by Borrowers under the Loan Documents.

        "Pro Forma Lease Coverage" means the Adjusted Net Operating Income of a Project or Projects under a single master lease divided by the rent payable for the same period under the Lease of such Project or Projects.

        4.4.  Annual Review. Agent retains the right to re-approve in its sole discretion the revolving feature of the Loan on each anniversary date of the Establishment Date. If Agent determines not to re-approve the revolving nature of the Loan it shall so advise Borrowers in writing no later than ten (10) days after such anniversary date of the Establishment Date and thereafter (i) Borrowers shall have no further right to obtain additional Advances of the Loan and (ii) Non-Use Fees shall not accrue thereafter. All other terms of this Agreement and the other Loan Documents shall remain in full force and effect. If Agent determines not to re-approve the revolving nature of the Loan effective on the first anniversary of the Establishment Date, then on the date that Agent notifies Borrowers of this determination, Agent shall pay Borrowers the sum of $250,000 as a partial refund of the Commitment Fee and the Line Closing Fee.

ARTICLE V
Representations and Warranties

        As an inducement to Lenders to disburse the Loan, each Borrower hereby represents and warrants to Lenders and Agent as follows, which representations and warranties shall be true as of the date hereof or, as to entities which become Borrowers on an Advance Date and properties which become

Projects on an Advance Date, as of such Advance Date, and shall remain true throughout the Term of the Loan:

        5.1.  Borrower Existence. Each Borrower is a limited liability company (each, an "LLC Borrower") or corporation (each, a "Corporate Borrower") duly formed or organized, validly existing and in good standing under the laws of its state of formation and the state or states in which its respective Properties are located. The principal place of business of each Borrower is at 9690 Deereco Road, Suite 100, Timonium, Maryland 21093. The Loan Documents have each been duly authorized, executed and delivered and each constitutes the duly authorized, legally valid and binding obligation of each Borrower, in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws, now or hereafter in effect, relating to or affecting the enforcement of creditors' rights generally and except that the remedy of specific performance and other equitable remedies are subject to judicial discretion.

        5.2.  Borrowers' Organizational Documents.

          5.2.1. LLC Borrowers. A true and complete copy of the operating agreement creating each LLC Borrower and any and all amendments thereto (collectively, the "Operating Agreement") have been furnished to Agent. The Operating Agreement constitutes the entire agreement among the members of the LLC Borrowers and is binding upon and enforceable against each of the members in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws, now or hereafter in effect, relating to or affecting the enforcement of creditors' rights generally and except that the remedy of specific performance and other equitable remedies are subject to judicial discretion. There are no other agreements, oral or written, among any of the members relating to each LLC Borrower. No default exists under the Operating Agreement and no condition exists which, with the giving of notice or the passage of time or both, would constitute a default under the Operating Agreement.

          5.2.2. Corporate Borrowers. A true and complete copy of the articles of incorporation and by-laws of each Corporate Borrower and all other material documents creating and governing such Corporate Borrower (collectively, the "Borrower Incorporation Documents") have been furnished to Agent. There are no other agreements, oral or written, among any of the shareholders of each Corporate Borrower relating to such Corporate Borrower. The Borrower Incorporation Documents were duly executed and delivered, are in full force and effect, and binding upon and enforceable in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws, now or hereafter in effect, relating to or affecting the enforcement of creditors' rights generally and except that the remedy of specific performance and other equitable remedies are subject to judicial discretion. No breach exists under the Borrower Incorporation Documents and no act has occurred and no condition exists which, with the giving of notice or the passage of time or both, would constitute a breach under the Borrower Incorporation Documents.

        5.3.  Satisfaction of Conditions. As to each Advance, Borrowers have satisfied in full all conditions to the making of such Advance, except any conditions that Agent has waived in writing. Without limitation of the foregoing, as to each Advance, as of the Advance Date Borrowers have delivered to Agent all documents required as conditions precedent for Advances under this Agreement.

        5.4.  Other Agreements. No Borrower is in default (with due notice or lapse of time or both) under any contract, agreement or commitment to which it is a party, except for any default which would not reasonably be expected to have a material adverse effect on (a) the business, operations or financial condition of Guarantor, Borrowers or the Projects, taken as a whole, or (b) the ability of Borrowers or Guarantor to perform their respective obligations under the Loan Documents (any such material adverse effect described in clauses (a) and (b) being a "Material Adverse Effect"). The execution, delivery and compliance with the terms and provisions of this Agreement and the other Loan

Documents will not (i) to each Borrower's knowledge, violate the provisions of any applicable law, regulation, order or other decree of any court or governmental entity, or (ii) conflict or be inconsistent with, or result in any default (with due notice or lapse of time or both) under, any contract, agreement or commitment to which any Borrower is bound, except for any conflict, inconsistency or default which would not reasonably be expected to have a Material Adverse Effect. Each Borrower has delivered to Agent copies of any material agreements (including leases) between such Borrower and any Affiliate related in any way to the use and operation of any Project.

        5.5.  Properties. Good and marketable fee simple title to each Project is owned by the applicable Borrower listed in the applicable Joinder or Acknowledgment, free and clear of all liens, claims, encumbrances, covenants, conditions and restrictions, security interests and claims of others, except only such exceptions or matters as have been approved in writing by Agent or as set forth in a Title Commitment or a Title Policy. Borrowers may in good faith, by appropriate proceeding, contest the validity or amount of any asserted lien and, pending such contest, Borrowers shall not be deemed to be in default hereunder; provided, that if the amount of such lien or liens exceeds the sum of $125,000 at any Project or $1,000,000 for all Borrowers in the aggregate, then Borrowers shall first obtain an endorsement, in form and substance reasonably satisfactory to Agent, to the Title Policy insuring over such lien, or Borrowers shall deposit with Agent a bond or other security reasonably satisfactory to Agent in the amount of 150% of the amount of such lien to assure payment of the same as and when due, which bond or amount (to the extent not used to pay such lien and related costs) shall be returned promptly to Borrowers upon payment or other termination of the lien.

        To each Borrower's knowledge, each Project is in compliance in all material respects with all zoning requirements, building codes, subdivision improvement agreements, and all covenants, conditions and restrictions of record. To each Borrower's knowledge, the zoning and subdivision approval of each Project and the right and ability to, use or operate the Improvements are not in any way dependent on or related to any real estate other than the applicable Property. To each Borrower's knowledge, there are no, nor are there any alleged or asserted, material violations of any applicable laws, regulations, ordinances, codes, permits, licenses, declarations, covenants, conditions, or restrictions of record, or other agreements relating to any Project, or any part thereof, except as expressly set forth in a Title Commitment or a Title Policy. To each Borrower's knowledge, there have been no improvements constructed on or material modifications to any Project since the date of the Survey for such Property delivered to Agent.

        5.6.  Property Access. To each Borrower's knowledge, each Property is accessible through fully improved and dedicated roads accepted for maintenance and public use by the public authority having jurisdiction, except as described on the Survey for such Property delivered to Agent.

        5.7.  Utilities. To each Borrower's knowledge, all utility services necessary and sufficient for the use or operation of each Project are available including water, storm, sanitary sewer, gas, electric and telephone facilities, except as described on the Survey for such Property delivered to Agent.

        5.8.  Flood Hazards/Wetlands. Except as set forth in the Joinder or Acknowledgment with respect to a Subject Project, or explicitly set forth on the Survey for the Property of the Subject Project delivered to Agent, no Property is situated in an area designated as having special flood hazards as defined by the Flood Disaster Protection Act of 1973, as amended, or as a wetlands by any governmental entity having jurisdiction over the Property.

        5.9.  Taxes/Assessments. There are no unpaid or outstanding real estate or other taxes, assessments, impositions or other charges or obligations on or against any Project or any part thereof, except general real estate taxes not yet due or payable and except for any such matters which are insured over on a Title Commitment or Title Policy at Closing (collectively, "Charges"). Copies of the current general real estate tax bills with respect to each Project have been delivered to Agent. Said bills cover the entire applicable Project and do not cover or apply to any other property. To each Borrower's knowledge, there is no pending or contemplated action pursuant to which any special assessment may be levied against any portion of the Project. Borrowers shall have the right to contest, in good faith by appropriate proceedings, the amount or validity of any Charges, so long as: (a) Borrowers have given prior written notice to Agent of Borrowers' intent to so contest or object to any such Charges; (b) such contest stays the enforcement or collection of the Charges or any lien created; and (c) if the amount of such Charges exceeds the sum of $250,000, then Borrowers shall have obtained an endorsement, in form and substance reasonably satisfactory to Agent, to the Title Policy insuring over any such Charges, or Borrowers shall have deposited with Agent a bond or other security reasonably satisfactory to Agent in the amount of 125% of the amount of such Charges to assure payment of the same as and when due, which bond or amount (to the extent not used to pay such Charges and related costs) shall be promptly returned to Borrowers upon payment or other termination of the Charges.

        5.10. Eminent Domain. There is no eminent domain or condemnation proceeding pending or, to each Borrower's knowledge threatened, relating to any Project.

        5.11. Litigation. Except as set forth on Exhibit 5.11 hereto or in the Joinder or Acknowledgment with respect to a Subject Project, there is no litigation, arbitration or other proceeding or governmental investigation pending or, to each Borrower's knowledge, threatened against or relating to (a) (i) any Borrower or any Borrower's ownership of any of its property, assets or business, including any Project or (ii) to each Borrower's knowledge, the operation and management of any Project, except in each case for any matters which the insurance company of any Tenant has agreed to defend and indemnify Borrowers against, or (b) Guarantor or any of its property, assets or business, which in each case or in the aggregate with others, if decided adversely would reasonably be expected to have a Material Adverse Effect.

        5.12. Accuracy. Any documents delivered to Agent pursuant to Section 3.1, Section 4.1, and subsections 4.2(a) through (o) and (r) of this Agreement are true and complete copies of the originals and conform in all material respects to the applicable description thereof contained in this Agreement. Neither this Agreement nor any document, financial statement, credit information, certificate or statement furnished to Agent by Borrowers or Guarantor contains any materially untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading as of the date such statement was made; provided, however, that any representation contained in this Section 5.12 in respect of any furnished document, financial statement or information that was received by Borrowers from any third party in respect of any Project or any of the Health Care Facilities is limited in all respects to each Borrower's knowledge.

        5.13. Foreign Ownership. No Borrower is or will be, and no legal or beneficial interest of an Affiliate of any Borrower is or will be held, directly or indirectly, by a "foreign corporation", "foreign partnership", "foreign trust", "foreign estate", "foreign person", "affiliate" of a "foreign person" or a "United States intermediary" of a "foreign person" within the meaning of Sections 897 and 1445 of the Internal Revenue Code of 1986, as amended ("IRC"), the Foreign Investments in Real Property Tax Act of 1980, the International Foreign Investment Survey Act of 1976, the Agricultural Foreign Investment Disclosure Act of 1978, or the regulations promulgated pursuant to such Acts set forth above in this Section 5.13 or any amendments to such Acts.

        5.14. Solvency. No Borrower is insolvent and there has been no: (a) assignment made for the benefit of the creditors of any Borrower; (b) appointment of a receiver for any Borrower or for the property of any Borrower; or (c) bankruptcy, reorganization, or liquidation proceeding instituted by or against any Borrower.

        5.15. Financial Statement/No Change. Each Borrower has heretofore delivered to Agent copies of the most current financial statements of each Project. To each Borrower's knowledge, said financial statements were prepared on a basis consistent with that of preceding years, and all of such financial statements present fairly in all material respects the financial condition of said Project as of the respective dates in question and the results of operations for the respective periods indicated. To each Borrower's knowledge, since the dates of such statements, there has been no material adverse change in the business or financial condition of any Project, except as may be disclosed in any Joinder, Acknowledgment or Compliance Certificate. Neither Borrowers nor Guarantor has any material contingent liabilities not provided for or disclosed in the most recent financial statements delivered to Agent. There has been no material adverse change in the business, operations, or financial condition of any Borrower since the date of the first Joinder executed by such Borrower or, to each Borrower's knowledge, of any Project or Tenant thereof since the date of the Advance relating thereto, except as may be disclosed in any Joinder, Acknowledgment or Compliance Certificate.

        5.16. Single Asset Entity. No Borrower: (a) holds, directly or indirectly, any ownership interest (legal or equitable) in any real or personal property other than the interest which it owns in its respective Projects; (b) is a shareholder or partner or member of any other entity; or (c) conducts any business other than the ownership, lease or asset management of its respective Projects. Each Borrower maintains a separate bank account, and no funds are commingled therein except funds related to such Borrower's Projects.

        5.17. No Broker. No brokerage commission or finder's fee is owing to any broker or finder arising out of any actions or activity of Borrowers in connection with the Loan.

        5.18. Employees. No Borrower has any employees and no Borrower shall have any employees until after the date on which the entire principal balance of the Loan and all interest thereon and all other sums due pursuant to the Loan Documents have been repaid in full.

        5.19. Security Deposits. No Borrower collected or received any security deposit from any Tenant or resident of a Subject Project on the applicable Advance Date, except as described in the Joinder or Acknowledgment with respect to the Subject Project.

        5.20. HIPAA Compliance. Neither Borrowers nor Guarantor is a "covered entity" within the meaning of HIPAA (as defined below). To the extent that and for so long as any Borrower or Guarantor becomes a "covered entity" within the meaning of HIPAA, each Borrower (a) will promptly undertake all necessary surveys, audits, inventories, reviews, analyses and/or assessments (including any necessary risk assessments) of all areas of its business and operations required by HIPAA and/or that could be materially adversely affected by the failure of each Borrower or Guarantor, as applicable, to be HIPAA Compliant (as defined below); (b) will promptly develop a detailed plan and time line for becoming HIPAA Compliant (a "HIPAA Compliance Plan"); and (c) will implement those provisions of such HIPAA Compliance Plan in all material respects necessary to ensure that each Borrower or Guarantor, as applicable, is or becomes HIPAA Compliant. For purposes hereof, "HIPAA Compliant" shall mean that each Borrower or Guarantor, as applicable, (x) will be in compliance in all material respects with each of the applicable requirements of the so-called "Administrative Simplification" provisions of HIPAA on and as of each date that any part thereof, or any final rule or regulation thereunder, becomes effective in accordance with its or their terms, as the case may be (each such date, a "HIPAA Compliance Date") and (y) is not and could not reasonably be expected to become, as of any date following any such HIPAA Compliance Date, the subject of any civil or criminal penalty, process, claim, action or proceeding, or any administrative or other regulatory review, survey, process or proceeding (other than routine surveys or reviews conducted by any government health plan or other accreditation entity) that could result in any of the foregoing or that could reasonably be expected to have a Material Adverse Effect in connection with any actual or potential violation by any Borrower or Guarantor of the then effective provisions of HIPAA. "HIPAA" means the Health Insurance Portability and Accountability Act of 1996, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto, and any and all rules or regulations promulgated from time to time thereunder.

        5.21. Anti-Terrorism and Anti-Money Laundering Compliance.

          5.21.1. Compliance with Anti-Terrorism Laws. Each Borrower is not and shall not be, and, after making due inquiry, no Person who owns a controlling interest in or otherwise controls any Borrower is or shall be, (i) listed on the Specially Designated Nationals and Blocked Persons List (the "SDN List") maintained by the Office of Foreign Assets Control ("OFAC"), Department of the Treasury, and/or on any other similar list ("Other Lists" and, collectively with the SDN List, the "Lists") maintained by the OFAC pursuant to any authorizing statute, Executive Order or regulation (collectively, "OFAC Laws and Regulations"); or (ii) a Person (a "Designated Person") either (A) included within the term "designated national" as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (B) designated under Sections 1(a), 1(b), 1(c) or 1(d) of Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) or similarly designated under any related enabling legislation or any other similar Executive Orders (collectively, the "Executive Orders"). The OFAC Laws and Regulations and the Executive Orders are collectively referred to in this Amendment as the "Anti-Terrorism Laws". Each Borrower also shall require, and shall take reasonable measures to ensure compliance with the requirement, that no Person who owns any other direct interest in such Borrower is or shall be listed on any of the Lists or is or shall be a Designated Person. This Section 5.21.1 shall not apply to any Person to the extent that such Person's interest in any Borrower is through a U.S. Publicly Traded Entity. As used in this Agreement, "U.S. Publicly Traded Entity" means a Person (other than an individual) whose securities are listed on a national securities exchange, or quoted on an automated quotation system, in the United States, or a wholly owned subsidiary of such a Person.

          5.21.2. Compliance by Interest Holders. Each Borrower shall require each Person that proposes to become a partner, member or shareholder in such Borrower after the date hereof and that is not a U.S. Publicly Traded Entity to sign, and to deliver to such Borrower (and such Borrower shall deliver to Lender), (a) an Interest Holder Certification and Agreement, in the form of Exhibit 5.21 hereto ("Interest Holder Agreement") and (b) if requested by Agent, each Borrower shall deliver to Agent a schedule of the name, legal domicile address and (for entities) place of organization of each holder of a direct or indirect legal or beneficial interest in such Borrower.

          5.21.3. Anti-Terrorism Policies. Each Borrower agrees to adopt and maintain adequate policies, procedures and controls to ensure that it is in compliance with all Anti-Terrorism Laws and related government guidance (such policies, procedures and controls are collectively referred to in this Amendment as "Borrower Anti-Terrorism Policies"). Each Borrower further agrees to make the Borrower Anti-Terrorism Policies, and the respective policies, procedures and controls for Persons who are or are to become partners, members or shareholders in Borrower (such policies, procedures and controls are collectively referred to as "Investor Anti-Terrorism Policies"), together with the information collected thereby concerning Borrower and such partners, members or shareholders (but not information about indirect members that are not Controlling Persons), available to Agent and Lenders for review and inspection by Agent and Lenders from time to time during normal business hours and upon reasonable prior notice, and each Borrower agrees to deliver copies of the same to Agent and/or Lenders from time to time upon request. Agent and Lenders will keep the Borrower Anti-Terrorism Policies and the Investor Anti-Terrorism Policies, and the information collected thereby, confidential subject to customary exceptions for legal process, auditors, regulators, or as otherwise reasonably required by Agent and Lenders for enforcement of its rights and/or in connection with reasonable business us in the management, administration and disposition of its assets and investments. Each Borrower consents to the disclosure to U.S. regulators and law enforcement authorities by Agent and Lenders or any of their respective Affiliates or agents of such information about any Borrower and the owners of direct and indirect interests in any Borrower that Agent or Lenders reasonably deems necessary or appropriate to comply with applicable Anti-Terrorism Laws and Anti-Money Laundering Laws.

          5.21.4. Funds Invested in Borrowers. Each Borrower has taken, and shall continue to take, reasonable measures appropriate to the circumstances (and in any event as required by applicable law), with respect to each holder of a direct or indirect interest in such Borrower, to assure that funds invested by such holders in such Borrower are derived from legal sources ("Anti-Money Laundering Measures"). The Anti-Money Laundering Measures have been and shall be undertaken in accordance with the Bank Secrecy Act, 31 U.S.C. §§ 5311 et seq. ("BSA"), and all applicable laws, regulations and government guidance on BSA compliance and on the prevention and detection of money laundering violations under 18 U.S.C. §§ 1956 and 1957 (collectively with the BSA, "Anti-Money Laundering Laws").

          5.21.5. No Violation of Anti-Money Laundering Laws. To each Borrower's knowledge neither such Borrower nor any holder of a direct or indirect interest in such Borrower (a) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering under 18 U.S.C. §§ 1956 and 1957, drug trafficking, terrorist-related activities or other money laundering predicate crimes, or any violation of the BSA, (b) has been assessed civil penalties under any Anti-Money Laundering Laws, or (c) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws.

          5.21.6. Borrower Compliance with Anti-Money Laundering Laws. Each Borrower has taken, and agrees that it shall continue to take, reasonable measures appropriate to the circumstances (in any event as required by applicable law), to ensure that such Borrower is and shall be in compliance with all current and future Anti-Money Laundering Laws and applicable laws, regulations and governmental guidance for the prevention of terrorism, terrorist financing and drug trafficking.

          5.21.7. Notification of Lender; Quarantine Steps. Each Borrower shall immediately notify Agent if such Borrower obtains actual knowledge that any holder of a direct or indirect interest in such Borrower, or any director, manager or officer of any of such holder, (a) has been listed on any of the Lists, (b) has become a Designated Person, (c) is under investigation by any governmental authority for, or has been charged with or convicted of, money laundering drug trafficking, terrorist-related activities or other money laundering predicate crimes, or any violation of the BSA, (d) has been assessed civil penalties under any Anti-Money Laundering Laws, or (e) has had funds seized or forfeited in an action under any Anti-Money Laundering Laws.

        5.22. Government Regulations. No Borrower is an "investment company" or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940. No Borrower is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, or any other federal or state statute that restricts or limits its ability to incur Indebtedness or to perform its obligations hereunder. The making of the Loan by Lenders to Borrowers, the application of the proceeds thereof and repayment thereof will not violate any provision of any such statute or any rule, regulation or order issued by the Securities and Exchange Commission.

        5.23. Margin Regulations. No Borrower is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of "purchasing" or "carrying" any "margin stock" as such terms are defined in Regulation U of the Federal Reserve Board as now and from time to time hereafter in effect (such securities being referred to herein as "Margin Stock"). No Borrower owns any Margin Stock, and none of the proceeds of the Loan or other extensions of credit under this Agreement will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any indebtedness that was originally incurred to purchase or carry any Margin Stock or for any other purpose that might cause the Loan or other extensions of credit under this Agreement to be considered a "purpose credit" within the meaning of Regulations T, U or X of the Federal Reserve Board. No Borrower will take or permit to be taken any action that might cause any Loan Document to violate any regulation of the Federal Reserve Board.

        5.24. Taxes. All tax returns, reports and statements, including information returns, required by any Governmental Authority to be filed by any Borrower have been filed with the appropriate Governmental Authority and all charges have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof (or any such fine, penalty, interest, late charge or loss has been paid). Copies of the current general real estate tax bills with respect to the Properties have been delivered to Agent. Said bills cover each respective parcel of the Properties and do not cover or apply to any other property. There is no pending or to the best of each Borrower's knowledge, contemplated action pursuant to which any special assessment may be levied against any of the Properties. There are no taxable years for which any Borrower's tax returns are currently being audited by the IRS or any other applicable Governmental Authority, and no assessments or threatened assessments exist or are outstanding in connection with any audit. Except as described on Exhibit 5.24 hereto, no Borrower has executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any taxes.

        5.25. ERISA.

          5.25.1. Exhibit 5.25 hereto lists (a) all ERISA Affiliates and (b) all Plans and separately identifies all Pension Plans, including Title IV Plans, Multiemployer Plans, ESOPs and Welfare Plans, including all Retiree Welfare Plans. Copies of all such listed Plans, together with a copy of the latest IRS/DOL 5500-series form for each such Plan, have been delivered to Agent. Except with respect to Multiemployer Plans, each Qualified Plan has been determined by the IRS to qualify under Section 401 of the IRC, the trusts created thereunder have been determined to be exempt from tax under the provisions of Section 501 of the IRC, and to each Borrower's knowledge, nothing has occurred that would cause the loss of such qualification or tax-exempt status. Each Plan is in compliance with the applicable provisions of ERISA and the IRC, including the timely filing of all reports required under the IRC or ERISA, including the statement required by 29 CFR Section 2520.104-23. Neither any Borrower nor ERISA Affiliate has failed to make any contribution or pay any amount due as required by either Section 412 of the IRC or Section 302 of ERISA or the terms of any such Plan. Neither any Borrower nor ERISA Affiliate has engaged in a "prohibited transaction," as defined in Section 406 of ERISA and Section 4975 of the IRC, in connection with any Plan, that would subject any Borrower to a material tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the IRC.

          5.25.2. Except as set forth in Exhibit 5.25 hereto: (a) no Title IV Plan has any Unfunded Pension Liability; (b) no ERISA Event or event described in Section 4062(e) of ERISA with respect to any Title IV Plan has occurred or is reasonably expected to occur; (c) there are no pending, or to the knowledge of any Borrower, threatened claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Plan or any Person as fiduciary or sponsor of any Plan; (d) no Borrower or ERISA Affiliate has incurred or reasonably expects to incur any liability as a result of a complete or partial withdrawal from a Multiemployer Plan; (e) within the last five (5) years no Title IV Plan of any Borrower or ERISA Affiliate has been terminated, whether or not in a "standard termination" as that term is used in Section 4041(b)(1) of ERISA, nor has any Title IV Plan of any Borrower or any ERISA Affiliate (determined at any time within the last five (5) years) with Unfunded Pension Liabilities been transferred outside of the "controlled group" (within the meaning of Section 4001(a)(14) of ERISA) of any Borrower or ERISA Affiliate (determined at such time); (f) except in the case of any ESOP, stock or membership interests of all Borrowers and their ERISA Affiliates makes up, in the aggregate, no more than ten percent (10%) of fair market value of the assets of any Plan measured on the basis of fair market value as of the latest valuation date of any Plan; and (g) no liability under any Title IV Plan has been satisfied with the purchase of a contract from an insurance company that is not rated AAA by the Standard & Poor's Corporation or an equivalent rating by another nationally recognized rating agency.

        5.26. Intellectual Property. As of each Advance Date, each Borrower owns or has rights to use all Intellectual Property necessary to continue to conduct its business as now or heretofore conducted by it or proposed to be conducted by it, and each Patent, Trademark, Copyright and License necessary to continue to conduct its business as heretofore conducted by it or proposed to be conducted by it is listed, together with application or registration numbers, as applicable, in the Joinder or Acknowledgment with respect to a Subject Project. Each Borrower conducts its business and affairs without infringement of or interference with any Intellectual Property of any other Person in any material respect. Except as set forth in the Joinder or Acknowledgment with respect to a Subject Project, no Borrower has knowledge of any infringement claim by any other Person with respect to any Intellectual Property. For purposes of this Section 5.26 and this Agreement, the following definitions shall apply:

        "Intellectual Property" means any and all Licenses, Patents, Copyrights, Trademarks, and the goodwill associated with such Trademarks.

        "License" means any Copyright License, Patent License, Trademark License or other license of rights or interests now held or hereafter acquired by any Borrower.

        "Copyright License" means any and all rights now owned or hereafter acquired by any Borrower under any written agreement granting any right to use any Copyright or Copyright registration.

        "Copyrights" means all of the following now owned or hereafter adopted or acquired by any Borrower: (a) all copyrights and General Intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof, and (b) all reissues, extensions or renewals thereof.

        "General Intangibles" means all general intangibles (as defined in the UCC) now owned or hereafter acquired by any Borrower, including all right, title and interest that such Borrower may now or hereafter have in or under any Contract (as defined in the UCC), all payment intangibles, customer lists, Licenses, Copyrights, Trademarks, Patents and all applications therefor and reissues, extensions or renewals thereof, rights in intellectual property interests in partnerships, joint ventures and other information, inventions (whether or not patented or patentable), technical information, experience, processes, models, drawings, materials and records, goodwill (including the goodwill associated with any Trademark or Trademark License), all rights or claims in or under insurance policies (including insurance for fire, damage, loss and casualty, whether covering personal property, real property, tangible rights or intangible rights, all liability, life, key man and business interruption insurance, and all unearned premiums), uncertificated securities, choses in action, deposit, checking and other bank accounts, rights to receive tax refunds and other payments, rights to receive dividends, distributions, cash, Instruments and other property in respect of or in exchange for pledged stock or membership interests and Investment Property (as defined in the UCC), rights of indemnification, all books and records, correspondence, credit files, invoices and other papers, including without limitation all tapes, cards, computer runs and other papers and documents in the possession or under the control of such Borrower or any computer bureau or service company from time to time acting for such Borrower.

        "Patent" means all of the following now owned or hereafter existing adopted, or acquired by any Borrower: (a) all patents of any type, including without limitation, reissues, extensions, or renewals thereof, issued by the United States Patent and Trademark Office or any similar office or agency of the United States, any state or territory thereof, or any other country or group of countries or political subdivisions thereof, and all registrations and recording thereof, and all applications in connection therewith and (b) all patent applications whether filed or unfilled and whether leading to a registration or not.

        "Patent License" means right under any written agreement now owned or hereafter acquired by any Borrower granting any right to use the Patent.

        "Trademarks" means all of the following now owned or hereafter existing or adopted or acquired by any Borrower: (a) all trademarks, trade names, corporate names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings, and applications in the United States, any state or territory thereof, or any other country or any political subdivision thereof; (b) all reissues, extensions or renewals thereof; and (c) all goodwill associated with or symbolized by any of the foregoing.

        "Trademark License" means right under any written agreement now owned or hereafter acquired by any Borrower granting any right to use any Trademark.

        5.27. Deposit and Other Accounts. Each Joinder or Acknowledgment with respect to a Subject Project shall list all banks and other financial institutions at which any Borrower maintains deposit or other accounts as of an Advance Date, and such Exhibit correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

        5.28. Compliance with Healthcare Laws. Except as disclosed on Exhibit 5.28 hereto, no Borrower has any knowledge that any Project or any Tenant or operator of any Project is in violation of any applicable statute, law, ordinance, rules and regulations of any governmental authority with respect to regulatory matters primarily relating to patient healthcare (including without limitation Section 1128B(b) of the Social Security Act, as amended, 42 U.S.C. Section 1320a-7(b) (Criminal Penalties Involving Medicare or State Health Care Programs), commonly referred to as the "Federal Anti-Kickback Statute," and the Social Security Act, as amended, Section 1877, 42 U.S.C Section 1395nn (Prohibition Against Certain Referrals), commonly referred to as "Stark Statute"). To each Borrower's knowledge, Tenant or operator of each Project, as applicable, has all licenses, permits, consents and approvals from or by, and has made all required filings with, all Governmental Authorities having jurisdiction, to the extent required for the ownership, lease, management or operation, as applicable, of each Project as a Health Care Facility. "Governmental Authority" means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

        5.29. Certificate of Need. To each Borrower's knowledge, the Tenants or operators of the Projects are the lawful owners of any certificate of need or other required license for the ownership, lease, management and/or operation of the Project. To each Borrower's knowledge, in the event that Agent or Lenders acquire any of the Projects through foreclosure or otherwise, neither the Borrowers nor Agent or any Lender, nor any purchaser of such Project (through a foreclosure or otherwise), must obtain a certificate of need from any applicable state healthcare regulatory authority or agency (other than giving such notice required under the applicable state law or regulation) prior to applying for and receiving a license to operate such Project and certification to receive Medicare and Medicaid payments (and any successor program) for patients having coverage thereunder, provided that neither the services offered at the Project nor the number of beds operated would be changed.

        5.30. Notes in Connection with Leases. There are no promissory notes in favor of any Borrower or Guarantor in connection with any of the Leases.

        5.31. Borrower's Knowledge. Any representation and warranty made in this Agreement which is explicitly limited "to Borrowers' knowledge", "to any Borrower's knowledge" or "to each Borrower's knowledge" shall mean that such representation and warranty is made to the actual knowledge (without inquiry) of the following people or their respective successors: (a) C. Taylor Pickett, Chief Executive Officer of Borrowers and Guarantor, (b) Daniel J. Booth, Chief Operating Officer of Borrowers and Guarantor, (c) Robert Stephenson, Chief Financial Officer of Borrowers and Guarantor, or (d) R. Lee Crabill, Jr., Senior Vice President of Operations of Guarantor. Borrowers warrant that each such individual holds the office specified and that such officers, collectively, are the executive officers of Borrowers and Guarantors with the greatest knowledge of the matters covered by those representations and warranties that are limited to Borrowers' knowledge.

        5.32. Leases. A true, correct and complete list of the Leases, the Lease Guaranties and the Lease Collateral is set forth in the Joinder or Acknowledgment with respect to a Subject Project.

ARTICLE VI
Affirmative Covenants

        6.1.  Inspection. Subject to the rights of Tenants under the Leases, Agent and its authorized agents may enter upon and inspect any Project during normal business hours upon two (2) Business Days prior notice given orally or in writing to Borrowers. Agent may retain one or more independent consultants, at Agent's sole cost, to periodically inspect any Project and all documents, drawings, plans, and consultants' reports relating thereto; provided, however, if an Event of Default is continuing or if Agent has a good faith reason to believe that a breach of this Agreement or any other Loan Document is continuing at a Project, then Borrowers shall pay all of Agent's out of pocket costs and internal costs in connection with any such inspections.

        6.2.  Books and Records. Each Borrower shall keep and maintain at all times at Borrowers' address stated below, or such other place as Agent may approve in writing, complete books of the accounts and records received by Borrowers from any Tenant that reflect the results of the operation of each Project and relate to the financial statements required to be provided to Agent pursuant to Section 6.3 below and copies of all written contracts, correspondence, reports of Agent's independent consultant, if any, and other documents affecting any Project. Upon two (2) Business Days prior notice given orally or in writing to Borrowers, Agent and its designated agents shall have the right to inspect and copy any of the foregoing during normal business hours.

        6.3.  Financial Statements; Balance Sheets. Each Borrower shall furnish to Agent and shall cause the Guarantor to furnish to Agent such financial statements and other financial information in respect of the Projects as Agent may from time to time reasonably request (and after receipt thereof, Agent shall deliver copies thereof to each of the Lenders), so long as such financial statements and other financial information in respect of the Projects is in the possession of Borrowers or Borrowers have the right to request it from any third party under the Leases and Lease Guaranties. Notwithstanding the foregoing, each Borrower shall furnish to Agent and shall cause Tenants, Lease Guarantors and Guarantor (as applicable) to furnish to Agent the following statements:

          6.3.1. Monthly and Annual Operating Statements. Statements of the operation of each Project (in form substantially similar to those previously furnished to Agent) as of the last day of each month, to be delivered within fifty (50) days after the end of each month, and yearly statements of the operation of each Project, to be delivered within one hundred twenty (120) days after the end of each fiscal year; in each case, and without limitation of the foregoing, in sufficient detail for Agent to reasonably determine the Adjusted Net Operating Income of such Project. Borrowers shall also execute and deliver to Agent each quarter a compliance certificate in the form of Exhibit 6.3.1 hereto (each a "Compliance Certificate"). At Agent's request, Borrowers shall deliver to Agent (who shall then deliver to the Lenders) copies of Borrowers' bank statements with respect to the Lockbox Account and the Deposit Account and with respect to each Borrower's separate bank accounts evidencing its operating funds.

          6.3.2. Annual Balance Sheets and Financial Statements. Annual balance sheets and financial statements from each Borrower within one hundred twenty (120) days of the end of each fiscal year which are true and correct in all material respects, have been prepared in accordance with generally accepted accounting principles, and fairly present the financial condition of such Borrower as of the date(s) indicated. As long as Guarantor is a publicly traded corporation, Borrowers will also provide Agent with copies of Guarantor's quarterly and annual securities filings within five (5) days after the required date for such filings under the federal securities laws. However, if Guarantor ceases to be a publicly traded corporation, Borrowers will provide Agent with annual balance sheets and financial statements of Guarantor within one hundred twenty (120) days of the end of each fiscal year which will be true and correct in all respects, have been prepared in accordance with generally accepted accounting principles, and will fairly present the financial condition of Guarantor as of the date(s) indicated. In addition, at Agent's request, such financial statements of Guarantor shall contain information concerning Guarantor's other real estate holdings, including property income and expenses, debt service requirements and occupancy.

          6.3.3. Audits. If Borrowers fail to furnish or cause to be furnished promptly any report required by this Section 6.3.3, or if Agent reasonably deems such reports to be unacceptable, Agent may elect (in addition to exercising any other right and remedy) to conduct an audit of all books and records of Borrowers and Guarantor which in any way pertain to the Projects and to prepare the statement or statements which Borrowers failed to procure and deliver. Such audit shall be made and such statement or statements shall be prepared at Agent's option, either internally by Agent or by an independent firm of certified public accountants to be selected by Agent. Borrowers shall pay all reasonable expenses of the audit and other services, which expenses shall be immediately due and payable and, if not paid within twenty (20) days after the receipt of invoices thereof, shall be included as additional Indebtedness bearing interest thereon at the Default Rate set forth in the Notes until paid.

        6.4.  Use of Proceeds. Borrowers shall use the proceeds of the Loan for proper business purposes. No portion of the proceeds of the Loan shall be used by Borrowers in any manner that might cause the borrowing or the application of such proceeds to violate Regulation U, Regulation T or Regulation X or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

        6.5.  Notice of Litigation or Default. Borrowers shall promptly provide Agent (who shall then deliver to Lenders) with:

          (a)   written notice of any litigation, arbitration, or other proceeding or governmental investigation pending or, to any Borrower's or Guarantor's knowledge, threatened against or relating to any Borrower, Guarantor or any Project; provided, that with respect to any such litigation, arbitration or other proceeding relating solely to a monetary claim of less than $50,000, Borrowers shall not be required to provide notice (written or otherwise) of such claim in accordance with the terms of this subsection 6.5(a); and

          (b)   a copy of all notices of default and violations of applicable laws, regulations, codes, ordinances and the like received by any Borrower or Guarantor relating to any Borrower, the Collateral or any Project; and

          (c)   a copy of all notices of default, violations, casualty, condemnation or any other material matter and a copy of any request for waiver or forbearance sent to or received from any party under any of the Leases or Lease Guaranties (including, without limitation, all reports and financial statements).

        6.6.  Affiliate Transactions. Prior to entering into any agreement with an Affiliate pertaining to the Projects, Borrowers shall deliver to Agent a copy of such agreement, which shall be satisfactory to Agent in its sole discretion, except Borrowers need not deliver a copy of any agreement with an Affiliate entered into in the ordinary course of and pursuant to the reasonable requirements of the business of Borrowers and upon fair and reasonable terms which are no less favorable to Borrowers than would be obtained in a comparable arm's length transaction. Unless otherwise agreed to by Agent in writing, all such agreements shall provide Agent the right to terminate it upon Agent's or Lenders' (or their designee's) acquisition of the applicable Project through foreclosure, a deed-in-lieu of foreclosure, UCC sale or otherwise.

        "Affiliate" means with respect to any individual, trust, estate, partnership, limited liability company, corporation or any other incorporated or unincorporated organization (each, a "Person"), a Person that directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with any Borrower or Guarantor; or any officer, director, partner or shareholder of such Borrower or Guarantor. The term "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

        6.7.  Cash Management System.

          6.7.1. Tenant Deposits. Borrowers shall maintain a lockbox (the "Lockbox") with LaSalle Bank National Association (the "Lockbox Bank"), subject to the terms of this Agreement, and shall execute with the Lockbox Bank a lockbox account agreement in the form of Exhibit 6.7.1 hereto ("Lockbox Account Agreement"), and such other documents as Agent may reasonably request in connection therewith. During the Term, Borrowers shall ensure that all payments by Tenants and guarantors (if applicable) of rent and other sums due under the Leases and Lease Guaranties shall be made directly into the Lockbox, and Borrowers shall provide written notice thereof to all Tenants and guarantors under the Leases and Lease Guaranties simultaneously with each applicable Advance.

          6.7.2. Borrower Collections Held in Trust. To the extent that any funds are not sent directly to the Lockbox as required by this Section 6.7 but are received by any Borrower, such collections shall be held in trust for the benefit of Agent and remitted, in the form received, to the Lockbox within two (2) Business Days after receipt by any Borrower. Each Borrower acknowledges and agrees that all cash, checks or other items of payment constituting proceeds of Collateral are part of the Collateral. All proceeds of the sale or other disposition of any Collateral, shall be deposited directly into the Lockbox.

          6.7.3. Collection Account. All funds deposited into the Lockbox shall be immediately transferred into a collection account (the "Collection Account") held by Agent, or such other account as may be specified by Agent in writing as the Collection Account.

          6.7.4. Agent Account. Each Borrower shall immediately transfer to an account with Agent (the "Agent Account") all escrows and reserves (if any) of any type that have previously been escrowed or deposited with such Borrower pursuant to any of the Leases and, on a monthly basis not later than three (3) Business Days after receipt by such Borrower, all future escrows and reserves that are paid, escrowed or deposited with such Borrower during the Term (other than funds which are required to be deposited directly into the Lockbox). Without limiting the foregoing, Borrowers shall at all times have on deposit with Agent, as cash collateral for the Loan and all amounts payable under the Loan Documents, an amount of cash equal to the aggregate amount of escrows and reserves which are or may become refundable to Tenants of the Projects from time to time. Agent agrees to allow Borrowers to use such funds solely for the purposes for which they were deposited, as and when such obligations are due; provided, that after the occurrence and during the continuation of an Event of Default, Agent may, at its sole election, but shall not be obligated to, pay such amounts directly to the party or parties to whom they are due, upon Agent's receipt of evidence reasonably satisfactory to Agent that such amounts are due; and, provided further, upon payment in full of the Loan and all other amounts due Agent under the Loan Documents, Agent shall pay any remaining amounts on deposit with Agent pursuant to this subsection 6.7.4 to Borrowers. Any security deposits or other deposits of any type made by Tenants under the Leases and currently held by any Borrower shall be immediately transferred into Borrowers' account with Bank One (the "Deposit Account"), or such other bank reasonably acceptable to Agent, pursuant to an account agreement in a form substantially similar to the form used for the $225,000,000 Facility ("Deposit Account Agreement"). Any such deposits received by Borrowers in the future shall be transferred into the Deposit Account within two (2) Business Days of receipt by Borrowers.

          6.7.5. Lien on Accounts. The Lockbox, Collection Account, Agent Account and Deposit Account shall be cash collateral accounts, with all cash, checks and other similar items of payment in such accounts securing payment of the Loan and all other Obligations. Each Borrower hereby grants to Agent, on behalf of itself and Lenders, a security interest in all checks, instruments, documents and funds now or hereafter held in the Lockbox, Collection Account, Agent Account or Deposit Account and each Borrower agrees to execute any documents reasonably requested by Agent in connection therewith to perfect and maintain Agent's security interest therein.

          6.7.6. Disbursements from Collection Account to Borrowers. If Borrowers have failed to make any payment under any of the Loan Documents within five (5) days of the date due, then Agent may apply the funds in the Collection Account first to any costs, fees or expenses due under the Loan Documents, second to accrued and current interest payments due under the Loan Documents, third, to the extent received from a Tenant under a Lease, to payments into real estate tax, insurance or other escrows due under such Leases, if any, and fourth to principal payments due under the Loan Documents. So long as there is no uncured monetary default or any non-monetary Event of Default under any of the Loan Documents, then after application as set forth above, and subject to subsection 6.7.7 below, Agent shall cause all sums then held in the Collection Account to be disbursed to Borrowers on a weekly basis.

          6.7.7. Sweep of Lockbox and Collection Account By Agent. Notwithstanding anything to the contrary contained herein, Agent may apply all sums then or in the future held in the Lockbox or Collection Account towards the outstanding principal balance of the Loan in the event that any of the following events has occurred: (a) Borrowers have failed to make any payment when due under any of the Loan Documents, (b) any of the Sweep Events (defined below) shall have occurred, (c) Agent has elected to accelerate the Loan after an Event of Default, (d) the Adjusted Net Operating Income of the Projects, for two (2) consecutive calendar quarters, is less than 69.5% of the sum of the amount underwritten by Agent with respect to each Project in connection with the Advance with respect to such Project, or (e) more than fifty percent (50%) of the aggregate rent obligations of Tenants under the Leases have not been paid or are otherwise abated for more than three (3) consecutive calendar months.

        "Sweep Events" shall mean any of the following: (a) Agent has a reasonable good faith basis to believe that any Borrower or Guarantor has intentionally made a material misrepresentation or has committed a fraud in connection with the Loan or any of the Projects; (b) any Borrower or Guarantor knowingly or intentionally diverts funds from the Lockbox, the Collection Account, the Agent Account or the Deposit Account, as applicable; (c) the transfer of any interest in any Borrower or any Borrower's interest in any Property in violation of the terms of any Loan Document; (d) the occurrence of an event described in subsection 5.7.8 of the $225,000,000 Loan Agreement entitling Agent to apply, to the repayment of the $225,000,000 Facility, sums then held or in the future held in the Lockbox or Collection Account (as defined in the $225,000,000 Loan Agreement); or (e) the filing by any Borrower or Guarantor, or the filing against any Borrower or Guarantor by any Borrower or Guarantor, of any proceeding for relief under any federal or state bankruptcy, insolvency or receivership laws or any assignment for the benefit of creditors made by any Borrower or Guarantor.

        6.8.  Leases. Each Borrower covenants that it shall enforce in a commercially reasonable manner all of its rights under the Leases and it shall not take any action, or fail to take any action, which would cause a default by a Borrower under any of the Leases. In the event that any Borrower receives any written request for its consent or approval pursuant to any of the Leases, such Borrower shall promptly deliver a copy of such request (together with any documentation and information supporting such request) to Agent. If such consent or approval involves any Material Lease Modification (as defined in subsection 7.1.2 below), then no Borrower shall grant its consent or approval pursuant to such request unless Agent has also granted its written approval, which approval shall not be unreasonably withheld or delayed. Each Borrower shall promptly deliver to Agent copies of any financial statements received by such Borrower in connection with the Leases, including without limitation, financial statements, budgets, reports and other financial information of tenants, subtenants and guarantors. Agent shall have no obligation to notify Borrowers if any rent payment is late or if a rent payment is made in an amount other than the amount due under the applicable Lease. Each Borrower shall also deliver to Agent any letters of credit which have been delivered to such Borrower by any Tenant under any of the Leases, and each Borrower hereby grants to Agent a security interest in any such letters of credit. All new or replacement Leases shall be substantially similar to the forms previously approved by Agent. Borrowers shall not be authorized to enter into any ground lease of any Property without Agent's prior written approval. If Agent consents to any Lease or the renewal of any existing Lease, then such Lease shall either be substantially similar to the form approved by Agent under Section 4.2 above or as otherwise approved by Agent, and at Agent's request, Borrowers shall cause the Tenant thereunder to execute a subordination and attornment agreement in form and substance reasonably satisfactory to Agent simultaneously with Borrowers' execution of such Lease or renewal.

        6.9.  HIPAA Compliance. Each Borrower shall cause the representations and warranties set forth in Section 5.20 above to remain true and correct in all material respects at all times.

        6.10. Insurance. Borrowers shall maintain and cause the Tenants to maintain at all times during the Term of the Loan the insurance policies and coverages required under the Leases and otherwise reasonably acceptable to Agent.

        6.11. Master Lease Matters. Each Borrower covenants and agrees, subject to the terms and conditions of the Leases, the SNDAs and applicable law, that if any Mortgage is foreclosed, whether by power of sale or by court action, or upon a transfer of one or more Properties by conveyance in lieu of foreclosure (the purchaser at foreclosure or the transferee in lieu of foreclosure, including Agent if it is the purchaser or transferee, is referred to as the "New Owner") and Agent is not entitled to or, if applicable, does not elect to, terminate any Lease with respect to the applicable Property, the subject Property shall continue to be a Property under the Lease with such New Owner being added as an additional landlord thereunder on the same terms and conditions as the Lease except as provided below (each such Lease being referred to as an "Amended Lease "). With respect to each Amended Lease for which there is more than one landlord, subject to the terms and conditions of the Leases, the SNDAs and applicable law, Base Rent (as defined in the Lease) applicable to each Property thereunder shall be equal to the Base Rent payable under the Lease immediately prior to the transfer of title times a fraction, the numerator of which is the Adjusted Net Operating Income of the affected Property and the denominator of which is the Adjusted Net Operating Income of all Properties subject to such Lease immediately prior to such transfer of title and being based on the most recent quarterly financial reporting theretofore received from the Tenant pursuant to such Lease. In the event any Property subject to an Amended Lease or all Properties then subject to the Lease have a negative Adjusted Net Operating Income, Base Rent shall be allocated based on the relative unencumbered fair market value of the applicable Properties as reasonably determined by Agent.

        Notwithstanding the fact that there may be more than one landlord with respect to an Amended Lease, as long as any Mortgage continues to encumber a Property subject to the applicable Amended Lease, subject to the terms and conditions of the Leases, the SNDAs and applicable law, (a) all rent and other sums payable by the Tenant under such Amended Lease shall be paid directly to Agent and Agent shall then distribute to the other landlords under such Amended Lease their respective proportionate shares of such payments received by Agent, and (b) all actions and decisions to be taken or made by the landlord under such Amended Lease shall be taken or made by Agent. After all Mortgages encumbering the Properties subject to the applicable Amended Lease have been released, (y) rent and other sums payable by the tenant under such Amended Lease shall be paid as the landlords owning a majority of the Properties subject to such Amended Lease may agree, and (z) all actions and decisions to be taken or made by the landlord under such Amended Lease shall be taken or made as the landlords owning a majority of the Properties subject to such Amended Lease may agree.

ARTICLE VII
Negative Covenants

        7.1.  No Amendments.

          7.1.1. Organizational Documents. Borrowers shall not amend, modify or terminate, or permit the amendment, modification or termination of the Operating Agreement or the Borrower Incorporation Documents without Agent's prior written consent, which consent shall not be unreasonably withheld or delayed.

          7.1.2. Leases. Borrowers may amend or modify or permit the amendment or modification of any of the Leases or the Lease Guaranties without Agent's prior written consent, unless such amendment or modification does any of the following (each a "Material Lease Modification"): (a) changes the rent or any other monetary obligations under any Lease; (b) changes the term of any Lease; (c) releases or limits the liability of any guarantor under any Lease or Lease Guaranty; (d) releases any security deposits or letters of credit or any other security or collateral under any Lease; (e) consents to the assignment, delegation or other transfer of rights and obligations under any Lease or Lease Guaranty; or (f) makes any other material change to the terms and conditions of any of the Leases or Lease Guaranties or increases in any material respect the obligations or liabilities of the landlord thereunder. Agent shall not unreasonably withhold its consent to any requested amendment to a Lease, so long as such amendment would not cause an Event of Default under subsections 8.1(l), (m), (n) or (o) below. Borrowers shall not terminate or permit the termination of any of the Leases or the Lease Guaranties without Agent's prior written consent, which consent shall not be unreasonably withheld or delayed. If a Lease with any Tenant is restructured in a manner that requires the Tenant to be replaced by a new tenant or is terminated by the Tenant or rejected in bankruptcy, then Borrowers shall identify a proposed new tenant and deliver to Agent a proposed lease with such new tenant within one hundred twenty (120) days thereafter. So long as the new tenant is reasonably acceptable to Agent and the new lease provides for rent payments in each year which are at least eighty percent (80%) of the rent payments which were due from the Tenant being replaced for such year, then Agent shall not unreasonably withhold or delay its consent to such proposed new tenant and new lease.

          7.1.3. Deemed Approval. Within ten (10) Business Days after receiving all information reasonably necessary in order to evaluate a proposed amendment, modification or termination of any of the Leases, the Lease Guaranties, if Agent has not either approved such proposal or disapproved such proposal and provided a reasonably detailed written explanation for such disapproval, then Agent shall be deemed to have approved such proposal.

        7.2.  No Additional Indebtedness. No Borrower shall, without Agent's and Lenders' prior written consent, incur additional indebtedness, except for trade payables in the ordinary course of business.

        7.3.  No Commingling Funds. No Borrower shall commingle the funds related to its respective Projects with funds from any other property.

        7.4.  Lienable Work. No material excavation, construction, earth work, site work or any other mechanic's lienable work that costs in excess of $125,000 shall be done to or for the benefit of any Property, without Agent's approval, which approval shall not be unreasonably withheld or delayed, except for normal repair and maintenance in the ordinary course of business and except for any such actions which may be taken by a Tenant under the Leases without the consent of Borrowers.

        7.5.  Conversion. Borrowers shall not permit the Projects or any portion thereof to be converted, and Borrowers shall not take any preliminary actions which could lead to a conversion, to condominium or cooperative form or ownership.

        7.6.  Use of Property. Unless required by applicable law, Borrowers shall not permit changes in the use of any material part of any Property from a Health Care Facility. Borrowers shall not initiate or acquiesce in a change in the plat of subdivision, or zoning classification of any Property without Agent's prior written consent, which shall not be unreasonably withheld or delayed.

ARTICLE VIII
Events of Default; Acceleration of Indebtedness; Remedies

        8.1.  Events of Default. The occurrence of any one or more of the following events shall constitute an "Event of Default" under this Agreement:

          (a)   (i) Failure of Borrowers to pay, within five (5) days of the due date, any scheduled payment under the Loan Documents (whether such amount is interest, principal, charge or reserve) or (ii) failure of Borrowers to pay, within the time period specified in the applicable provision of the Loan Documents, or if no such time period is specified, then within twenty (20) days after written notice from Agent to Borrowers, any other payment obligations of Borrowers to Agent or Lenders under the Loan Documents (items (i) and (ii) are collectively referred to as the "Indebtedness"); or

          (b)   Failure of Borrowers to strictly comply with the provisions of Section 5.16 (single asset entity) or Section 7.2 (no additional indebtedness) of this Agreement; or

          (c)   Breach of any covenant, representation or warranty other than as set forth in subsections (a) and (b) above which is not cured within thirty (30) days after written notice thereof from Agent to Borrowers; provided, however, if such breach cannot by its nature be cured within thirty (30) days, and Borrowers diligently pursue the curing thereof (and then in all events cure such failure within ninety (90) days after the original notice thereof), Borrowers shall not be in default hereunder; provided, further, that such cure period shall not apply to the breach of any representation or warranty which, by its nature, is not curable; or

          (d)   A petition under any Chapter of Title 11 of the United States Code or any similar law or regulation is filed by or against any Borrower or Guarantor (and in the case of an involuntary petition in bankruptcy, such petition is not discharged within ninety (90) days of its filing), or a custodian, receiver or trustee for any Project is appointed and such appointment is not vacated within ninety (90) days of its filing and which thereafter results in a Material Adverse Effect, or any Borrower or Guarantor makes an assignment for the benefit of creditors, or any of them are adjudged insolvent by any state or federal court of competent jurisdiction, or any of them admit their insolvency or inability to pay their debts as they become due or an attachment or execution is levied against any Project which is not vacated within ninety (90) days of its filing and which thereafter results in a Material Adverse Effect; or

          (e)   The occurrence of (i) an Event of Default, as defined under any other Loan Document or (ii) if Event of Default is not defined, a default and the expiration of any grace or cure periods applicable thereto under any other Loan Document; or

          (f)    Any Borrower shall default in the payment of any indebtedness (other than the Indebtedness) or Guarantor or any of its Affiliates shall default in the payment of any indebtedness in excess of $3,000,000 in the aggregate for Guarantor, Borrowers and all of their Affiliates, and such default(s) is (are) declared and is (are) not cured within the time, if any, specified therefor in any agreement governing the same; or

          (g)   Any statement, report or certificate prepared by any Borrower or Guarantor and delivered to Agent or any Lender by any Borrower or Guarantor is not materially true and complete in all material respects as of the date it was prepared or delivered; or

          (h)   There shall occur a Material Adverse Effect; or

          (i)    Guarantor ceases to own one hundred percent (100%) of the membership interests of each LLC Borrower and one hundred percent (100%) of the outstanding stock of each Corporate Borrower, free and clear of all liens and encumbrances; or

          (j)    Any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Borrower or Guarantor shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any material provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms), or any lien created under any Loan Document ceases to be a valid and perfected first priority lien (except as otherwise permitted under the Loan Documents) in any of the Collateral purported to be covered thereby, other than as a result of Agent's failure to record and/or file where and/or when appropriate (based on each Borrower's representations) the security documents required under the Loan Documents and any required continuation statements; or

          (k)   Any event occurs, whether or not insured or insurable, including, without limitation, the revocation of any license required to operate the Health Care Facilities at any of the Projects as they were being operated immediately prior to such revocation, as a result of which revenue-producing activities cease or are substantially curtailed at any Property or Properties generating in the aggregate more than ten percent (10%) of Borrowers' consolidated revenues for the fiscal year preceding such event and such cessation or curtailment continues for more than thirty (30) days; or

          (l)    The aggregate annualized rent payments under the Leases for the immediately preceding three (3) month period (i) is less than eighty percent (80%) of the amount underwritten by Agent or (ii) is less than 1.45 times an amount equal to the aggregate payments of interest and principal due on the Loan for the same period, to be calculated on a quarterly basis, in each instance, beginning the first full calendar quarter following the occurrence of the first Advance Date; or

          (m)  The annualized Adjusted Net Operating Income of the Projects does not provide an aggregate Debt Coverage Ratio of at least 1.50 to 1.00, to be calculated on a quarterly basis for the immediately preceding twelve (12) month period, in each instance, beginning the first full calendar quarter following the occurrence of the first Advance Date; or

          (n)   The outstanding principal balance of the Loan exceeds 6.5 times the Adjusted Net Operating Income of the Projects during the first Computation Year, 6.75 times the Adjusted Net Operating Income of the Projects during the second Computation Year or 7.00 times the Adjusted Net Operating Income of the Projects at any time after the second Computation Year, to be calculated on a quarterly basis for the immediately preceding twelve (12) month period, in each instance, beginning the first full calendar quarter following the occurrence of the first Advance Date (for purposes of the foregoing, a "Computation Year" is a calendar year commencing on January 1, 2004 or an anniversary thereof);

          (o)   More than twenty-five percent (25%) of the aggregate rent obligations of Tenants under the Leases have not been paid for more than three (3) consecutive calendar months; or

          (p)   The occurrence of an Event of Default, as defined under the $225,000,000 Loan Agreement.

        Notwithstanding the foregoing to the contrary, if any of the events specified in subsection 8.1(l), (m), (n) or (o) above occurs (a "Potential Default"), such Potential Default shall not be an Event of Default so long as (1) Borrowers (or Guarantor on behalf of Borrowers) continue to make all required debt service payments under the Loan Documents when due, (2) within ten (10) Business Days of such Potential Default, Borrowers give written notice to Agent that Borrowers elect to cure such Potential Default, and (3) within ninety (90) days of such Potential Default, Borrowers have cured such Potential Default to Agent's reasonable satisfaction by any combination of the following: (W) meeting or complying with such financial covenant, (X) repaying a portion of the outstanding principal balance of the Loan, if applicable, (Y) pledging additional property satisfactory to Agent in its reasonable discretion as Collateral for the Loan, if applicable, and/or (Z) pledging additional property satisfactory to Agent in its reasonable discretion as Collateral for the Loan in substitution for certain Properties which are not performing satisfactorily in Agent's sole opinion (subject to the terms and conditions of Section 2.2 above). In determining whether a proposed new Property will be satisfactory to Agent, Agent may base its decision on, without limitation, a title commitment, survey, appraisal, environmental report, financial analysis, and any other factors which Agent uses in its underwriting process. Without limitation, such proposed new Property must meet or exceed Agent's underwriting standards used in connection with the Properties. In determining whether a Property may be replaced as Collateral for the Loan, Agent shall use its reasonable discretion. Borrowers shall promptly execute and deliver any documents and opinions of counsel requested by Agent in order to evidence that a new Property has been added as security for the Loan. During the continuance of any Event of Default any funds in the Lock Box, Collection Account or Agent Account may be applied by Agent towards the repayment of the outstanding principal balance of the Loan. Borrower shall pay all reasonable Costs incurred by Agent and/or Lenders in connection with the cure of a Potential Default.

        8.2.  Acceleration; Remedies. Upon the occurrence of an Event of Default and during the continuance thereof, at the option of Agent or at the direction of Requisite Lenders, the Indebtedness shall become immediately due and payable upon written notice to Borrowers and Agent and Lenders shall be entitled to all of the rights and remedies provided in the Loan Documents or at law or in equity. Upon the occurrence of an Event of Default and written notice thereof to Borrowers, Agent may apply all payments and all proceeds of the Collateral in any manner which Agent elects in connection with the Loan. Each remedy provided in the Loan Documents is distinct and cumulative to all other rights or remedies under the Loan Documents or afforded by law or equity, and may be exercised concurrently, independently, or successively, in any order whatsoever.

ARTICLE IX
Assignment and Participation

        9.1.  Assignments and Participations.

          9.1.1. Assignments. GECC may from time to time assign, subject to the terms of an Assignment and Acceptance Agreement in a form prescribed by Agent, its rights and delegate its obligations under this Agreement and the other Loan Documents as a Lender to another Person. Subject to Agent's consent (which shall not be unreasonably withheld), any Lender may assign its rights and delegate its obligations under this Agreement and other Loan Documents as a Lender pursuant to an Assignment and Acceptance Agreement in a form prescribed by Agent; provided, that any assignment of a Pro Rata Share (as defined below) to any new Lender must result in the new Lender holding a Pro Rata Share of ten percent (10%) or more. Any Lender so assigning its rights shall pay Agent a fee of $3,500 contemporaneously with such assignment. In the case of an assignment authorized under this Section 9.1, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as it would if it were an initial Lender hereunder, subject to the applicable Assignment and Acceptance Agreement. The assigning Lender shall be relieved of its obligations hereunder with respect to its Pro Rata Share of the Loan or assigned portion thereof. Borrowers hereby acknowledge and agree that any assignment will give rise to a direct obligation of Borrowers to the assignee and that the assignee shall be considered to be a Lender hereunder. Except as provided in this subsection 9.1.1, and notwithstanding other provisions of this Agreement or the other Loan Documents which may be to the contrary, no Lender shall assign or sell participations in this Agreement, the other Loan Documents or the Loan.

        "Pro Rata Share" means, with respect to any Lender, the percentage obtained by dividing (i) the outstanding principal amount of the Loan funded or required hereunder to be funded by such Lender by (ii) the outstanding principal amount of the Loan, as such percentage may be adjusted by assignments permitted by this Section 9.1. The Pro Rata Share of a Lender shall not be affected by the issuance by such Lender of participations in such Pro Rata Share.

          9.1.2. Recording of Assignments. Agent shall maintain at its office in Chicago, Illinois a copy of each Assignment and Acceptance Agreement delivered to it and a register for the recordation of the names and addresses of Lenders, and the commitments of, and principal amount of the Loans owing to each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be presumptive evidence of the amounts due and owing to each Lender in the absence of manifest error. Borrowers, Agent and each Lender may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrowers and any Lender, at any reasonable time upon reasonable prior notice.

          9.1.3. Acceptance of Assignment by Agent. Subject to subsection 9.1.1, upon its receipt of a duly completed Assignment and Acceptance Agreement executed by an assigning Lender and its assignee (together with the Notes subject to such assignment), Agent shall (1) accept such Assignment and Acceptance Agreement, (2) record the information contained therein in the Register to reflect such Assignment and Acceptance Agreement and (3) give prompt notice thereof to Borrowers and Lenders. Upon request by Agent, Borrowers shall promptly execute and deliver to Agent Notes evidencing the Indebtedness owed by Borrowers to the assignee and, if applicable, the assigning Lender, after giving effect to the assignment. Agent shall cancel the Notes delivered to it by the assigning Lender and deliver the new Notes to the assignee and, unless the assigning Lender has assigned all of its interests under this Agreement, the assigning Lender.

          9.1.4. Participations. Any Lender may sell (and buy back) participations in all or any part of its interest in the Loan to (from) another Person; provided, that participations shall not be sold in amounts less than $5,000,000. So long as GECC remains the Agent, GECC shall not, through assignments or participations, reduce GECC's Pro Rata Share to less than twenty percent (20%). All amounts payable by Borrowers hereunder shall be determined as if a Lender had not sold such participation and the holder of any such participation shall not be entitled to require Agent to take or omit to take any action hereunder; provided, however, to the extent required in a participation agreement delivered to Agent, a participant may be entitled to consent to any action directly effecting (i) any reduction in the principal amount or interest rate payable; (ii) any extension of the date fixed for any payment of principal or interest payable; or (iii) any release of all or substantially all of the Collateral (except if the sale, disposition or release of such Collateral is permitted hereunder or under any other Loan Document). Borrowers hereby acknowledge and agree that any participation will give rise to a direct obligation of Borrowers to the participant, and the participant shall for purposes of Sections 9.4 and 10.7 be considered to be a Lender hereunder.

          9.1.5. Other Matters. Except as otherwise provided in this Section 9.1, no Lender shall, as between Borrowers and that Lender, be relieved of any of its obligations hereunder as a result of any assignment of, or granting of a participation in, all or any part of the Loans, the Notes, the Indebtedness or other obligations owed to such Lender. Each Lender may furnish any information concerning Borrowers and Guarantor in the possession of that Lender from time to time to assignees and participants (including prospective assignees and participants). Borrowers agree that they will use their commercially reasonable efforts to assist and cooperate with Agent and any Lender in any manner reasonably requested by Agent or such Lender to effect the sale of a participation or an assignment described above, including without limitation assistance in the preparation of appropriate disclosure documents or placement memoranda.

        9.2.  Agent.

          9.2.1. Appointment. Each Lender hereby designates and appoints GECC as its Agent under this Agreement and the other Loan Documents, and each Lender hereby irrevocably authorizes Agent to execute and deliver the Loan Documents and to take such action or to refrain from taking such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers as are set forth herein or therein, together with such other powers as are reasonably incidental thereto. Agent is authorized and empowered to amend, modify, or waive any provisions of this Agreement or the other Loan Documents on behalf of Lenders subject to the requirement that certain of Lenders' consent be obtained in certain instances as provided in this Section 9.2 and 9.3. The provisions of this Section 9.2 are solely for the benefit of Agent and Lenders and neither Borrowers nor any other Person shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, Agent shall act solely as agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for Borrowers or any other Person. Agent may perform any of its duties hereunder, or under the Loan Documents, by or through its agents or employees.

          9.2.2. Nature of Duties. The duties of Agent shall be mechanical and administrative in nature. Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender. Nothing in this Agreement or any of the Loan Documents, express or implied, is intended to or shall be construed to impose upon Agent any obligations in respect of this Agreement or any of the Loan Documents except as expressly set forth herein or therein. Each Lender shall make its own independent investigation of the financial condition and affairs of Borrowers, the Projects and Guarantor in connection with the extension of credit hereunder and shall make its own appraisal of the creditworthiness of Borrowers and Guarantor and the viability of the Projects, and Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto (other than as expressly required herein). If Agent seeks the consent or approval of any Lenders to the taking or refraining from taking any action hereunder, then Agent shall send notice thereof to each Lender. Agent shall promptly notify each Lender any time that the Requisite Lenders have instructed Agent to act or refrain from acting pursuant hereto.

          9.2.3. Rights, Exculpation, Etc. Neither Agent nor any of its officers, directors, employees or agents shall be liable to any Lender for any action taken or omitted by them hereunder or under any of the Loan Documents, or in connection herewith or therewith, except that Agent shall be liable to the extent of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction. Agent shall not be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made shall be to recover from other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them). In performing its functions and duties hereunder, Agent shall exercise the same care which it would in dealing with loans for its own account, but neither Agent nor any of its agents or representatives shall be responsible to any Lender for any recitals, statements, representations or warranties herein or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, or sufficiency of this Agreement or any of the Loan Documents or the transactions contemplated thereby, or for the financial condition of any of Borrowers, Guarantor or Lenders. Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any of the Loan Documents or the financial condition of any of Borrowers, Guarantor or Lenders, or the existence or possible existence of any default hereunder or Event of Default. Agent may at any time request instructions from Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Loan Documents Agent is permitted or required to take or to grant, and if such instructions are promptly requested, Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from Requisite Lenders or all or such other portion of the Lenders as shall be prescribed by this Agreement. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Requisite Lenders and, notwithstanding the instructions of Requisite Lenders, Agent shall have no obligation to take any action if it believes, in good faith, that such action exposes Agent to any liability for which it has not received satisfactory indemnification in accordance with subsection 9.2.5 below.

        "Requisite Lenders" means Lenders (other than Defaulting Lenders) having Pro Rata Shares aggregating sixty-six and two-thirds percent (66 2/3%) or more of the Pro Rata Shares held by all Lenders that are not Defaulting Lenders.

          9.2.4. Reliance. Agent shall be entitled to rely, and shall be fully protected in relying, upon any written or oral notices, statements, certificates, orders or other documents or any telephone message or other communication (including any writing, telex, facsimile, telecopy, telegram or email) believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the Loan Documents and its duties hereunder or thereunder. Agent shall be entitled to rely upon the advice of legal counsel, independent accountants, and other experts selected by Agent in its sole discretion.

          9.2.5. Indemnification. Lenders will reimburse and indemnify Agent for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, attorneys' fees and expenses), advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or any of the Loan Documents or any action taken or omitted by Agent under this Agreement or any of the Loan Documents, in proportion to each Lender's Pro Rata Share, but only to the extent that any of the foregoing is not reimbursed by Borrowers; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements to the extent resulting from Agent's gross negligence or willful misconduct as determined by a court of competent jurisdiction. If any indemnity furnished to Agent for any purpose shall, in the opinion of Agent, be insufficient or become impaired, Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against even if so directed by Requisite Lenders until such additional indemnity is furnished. The obligations of Lenders under this subsection 9.2.5 shall survive the payment in full of the Indebtedness and the performance in full of all other obligations of Borrowers or Guarantor to Agent and/or Lenders under any of the Loan Documents (collectively, the "Obligations") and the termination of this Agreement.

          9.2.6. GECC Individually. With respect to its obligations under the Loan, GECC shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms "Lenders" (as defined above) or "Requisite Lenders" or any similar terms shall, unless the context clearly otherwise indicates, include GECC in its individual capacity as a Lender or one of the Requisite Lenders. GECC may lend money to, acquire equity or other ownership interests in, and generally engage in any kind of banking, trust or other business as if it were not acting as Agent pursuant hereto.

          9.2.7. Successor Agent.

          (a)   Resignation. Agent may resign from the performance of all its agency functions and duties hereunder at any time by giving at least thirty (30) Business Days' prior written notice to Borrowers and the Lenders. Such resignation shall take effect upon the acceptance by a successor Agent of appointment pursuant to clause (b) below or as otherwise provided below.

          (b)   Appointment of Successor. Upon any such notice of resignation pursuant to clause (a) above, Requisite Lenders shall appoint a successor Agent which, unless an Event of Default by Borrowers or Guarantor has occurred and is continuing under the Loan Documents, shall be reasonably acceptable to Borrowers. If a successor Agent shall not have been so appointed within the thirty (30) Business Day period referred to in clause (a) above, the retiring Agent, upon written notice to Borrowers, shall then appoint a successor Agent who shall serve as Agent until such time, if any, as Requisite Lenders appoint a successor Agent as provided above. A successor Agent shall be either a Lender or a commercial entity with assets of at least $5 billion and with demonstrated experience in performing the duties of an agent under similar loan agreements.

          (c)   Successor Agent. Upon the acceptance of any appointment as Agent under the Loan Documents by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents. After any retiring Agent's resignation as Agent, the provisions of this Section 9.2 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent.

          (d)   Release of Collateral. Lenders hereby irrevocably authorize Agent, at its option and in its discretion, to release any lien granted to or held by Agent upon any Collateral (i) upon termination of the Loan and payment and satisfaction of all Indebtedness and Obligations (other than contingent indemnification obligations to the extent no claims giving rise thereto have been asserted); or (ii) constituting property being sold or disposed or if Borrowers certify to Agent that the sale or disposition is made in compliance with the provisions of this Agreement (and Agent may rely in good faith conclusively on any such certificate, without further inquiry).

          9.2.8. Collateral Matters.

          (a)   Confirmation of Authority; Execution of Releases. Without in any manner limiting Agent's authority to act without any specific or further authorization or consent by Lenders (as set forth in this subsection 9.2.8(a)), each Lender agrees to confirm in writing, upon request by Agent or Borrowers, the authority to release any Collateral conferred upon Agent. Upon receipt by Agent of any required confirmation from the Requisite Lenders of its authority to release any particular item or types of Collateral, and upon at least ten (10) Business Days prior written request by Borrowers, Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the liens granted to Agent upon such Collateral; provided, however, that (i) Agent shall not be required to execute any such document on terms which, in Agent's opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Indebtedness or Obligations or any liens upon (or obligations of any Lender, in respect of), all interests retained by any Lender, including (without limitation) the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

          (b)   Absence of Duty. Agent shall have no obligation whatsoever to any Lender or any other Person to assure that the property covered by the Loan Documents exists or is owned by Borrowers, or is cared for, protected or insured or has been encumbered or that the liens granted to Agent have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent in this subsection 9.2.8 or in any of the Loan Documents, it being understood and agreed that in respect of the property covered by the Loan Documents or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its discretion, given Agent's own interest in property covered by the Loan Documents as one of the Lenders and that Agent shall have no duty or liability whatsoever to any of the other Lenders, provided that Agent shall exercise the same care which it would in dealing with loans for its own account.

          (c)   Agency Provisions Relating to Collateral. (i) The Agent is hereby authorized on behalf of all Lenders, without the necessity of any notice to or further consent from any Lender, at any time and from time to time, to take any actions with respect to any Collateral for the Loan or any Loan Document which may be necessary to preserve and maintain such Collateral or to perfect and maintain perfected the liens upon such Collateral granted pursuant to this Agreement and the other Loan Documents.

              (i)  Should the Agent commence any proceeding or in any way seek to enforce the Agent's or the Lenders' rights or remedies under the Loan Documents, irrespective of whether as a result thereof the Agent shall acquire title to any Collateral, each Lender, upon demand therefor from time to time, shall contribute its Pro Rata Share of the reasonable costs and/or expenses of any such enforcement or acquisition, including, but not limited to, fees of receivers or trustees, court costs, title company charges, filing and recording fees, appraiser's fees and fees and expenses of attorneys to the extent not otherwise reimbursed by Borrowers. Without limiting the generality of the foregoing, each Lender shall contribute its Pro Rata Share of all reasonable out of pocket costs and expenses incurred by the Agent (including reasonable attorneys' fees and expenses but excluding any administrative fees payable to Agent hereunder) if the Agent employs counsel for advice or other representation (whether or not any suit has been or shall be filed) with respect to any Collateral for the Loan or any part thereof, or any of the Loan Documents, or the attempt to enforce any security interest or lien on any Collateral, or to enforce any rights of the Agent or the Lenders or any of Borrowers' or any other party's obligations under any of the Loan Documents, but not with respect to any dispute between any Agent and any other Lender(s). It is understood and agreed that in the event the Agent determines it is necessary to engage counsel for Lenders from and after the occurrence of a default or an Event of Default, said counsel shall be selected by the Agent and written notice of such selection, together with a copy of such counsel's engagement letter, shall be delivered to the Lenders.

             (ii)  In the event that all or any portion of the Collateral for the Loan is acquired by the Agent as the result of the exercise of any remedies hereunder or under any other Loan Document, or is retained in satisfaction of all or any part of Borrowers' obligations under the Loan Documents, title to any such Collateral or any portion thereof shall be held in the name of one or more of the Agent or a nominee or subsidiary of the Agent, as agent, for the ratable benefit of the Agent and the Lenders. The Agent shall prepare a recommended course of action for such Collateral (the "Post-Default Plan"), which shall be subject to the approval of the Requisite Lenders. The Agent shall administer the Collateral in accordance with the Post Default Plan, and upon demand therefor from time to time, each Lender will contribute its Pro Rata Share of all reasonable out of pocket costs and expenses incurred by the Agent pursuant to the Post-Default Plan, including without limitation, any operating losses and all necessary operating reserves. To the extent there is net operating income from such Collateral, the Agent shall, in accordance with the Post-Default Plan, determine the amount and timing of distributions to Lenders. All such distributions shall be made to Lenders in accordance with their respective Pro Rata Share. In no event shall the provisions of this subsection or the

    Post-Default Plan require any Agent or any Lender to take an action which would cause such Agent or Lender to be in violation of any applicable regulatory requirements.

          (d)   Lender Actions Against Borrowers or the Collateral. Each Lender agrees that it will not take any action, nor institute any actions or proceedings, against Borrowers, Guarantor or any other Person hereunder or under any other Loan Documents with respect to exercising claims against Borrowers or Guarantor or rights in any Collateral without the consent of the Requisite Lenders. With respect to any action by the Agent to enforce the rights and remedies of the Agent and Lenders with respect to the Borrowers or Guarantor or any Collateral in accordance with the terms of this Agreement, each Lender hereby consents to the jurisdiction of the court in which such action is maintained.

          9.2.9. Agency for Perfection. Agent and each Lender hereby appoint each other as agent for the purpose of perfecting Agent's security interest in assets which, in accordance with the UCC in any applicable jurisdiction, can be perfected only by possession. Should any Lender (other than Agent) obtain possession of any such assets, such Lender shall notify Agent thereof, and, promptly upon Agent's request therefor, shall deliver such assets to Agent or in accordance with Agent's instructions. Each Lender agrees that it will not have any right individually to enforce or seek to enforce any Loan Document or to realize upon any collateral security for the Loans unless instructed to do so by Agent, it being understood and agreed that such rights and remedies may be exercised only by Agent.

          9.2.10. Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any default or Event of Default except with respect to defaults in the payment of principal, interest and fees required to be paid to Agent for the account of Lenders, unless Agent shall have received written notice from a Lender or Borrowers referring to this Agreement, describing such default and stating that such notice is a "notice of default". Agent will notify each Lender of its receipt of any such notice. Agent shall take such action with respect to such default or Event of Default as may be requested by Requisite Lenders in accordance with this Article IX. Unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interests of Lenders. Notwithstanding the foregoing to the contrary, upon the occurrence of a default or an Event of Default, Agent may, but absent direction to do so from Requisite Lenders, Agent shall be under no obligation to, send a notice of such default or Event of Default to Borrowers and/or Guarantor; provided, if Agent sends such a notice, it shall send a copy thereof to each Lender.

          9.2.11. Employment of Agents and Counsel. The Agent may undertake any of its duties as Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be liable to Lenders, except as to money or securities received by them or their authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder and under any other Loan Document.

          9.2.12. Notice of Agent Consent. If Agent grants its written consent to any matter requested by Borrowers or Guarantor, Agent shall provide written notice thereof to the other Lenders.

        9.3.  Amendments, Consents and Waivers.

          9.3.1. Except as otherwise provided in Section 9.2, this Section 9.3 or Section 9.16, and except as to matters set forth in other subsections hereof or in any other Loan Document as requiring only Agent's consent, the consent of Requisite Lenders, Borrowers and Guarantor will be required to amend, modify, terminate, or waive any provision of this Agreement or any of the other Loan Documents.

          9.3.2. In the event Agent requests the consent of a Lender and does not receive a written consent or denial thereof within ten (10) Business Days after such Lender's receipt of such request, then such Lender will be deemed to have denied the giving of such consent.

        9.4.  Set Off and Sharing of Payments. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, during the continuance of any Event of Default, each Lender is hereby authorized by Borrowers at any time or from time to time, with reasonably prompt written notice to Borrowers (any prior or contemporaneous notice being hereby expressly waived) to set off and to appropriate and to apply any and all (a) balances held by such Lender at any of its offices for the account of Borrowers, and (b) other property at any time held or owing by such Lender to or for the credit or for the account of Borrowers, against and on account of any of the Indebtedness or Obligations; except that no Lender shall exercise any such right without the prior written consent of Agent. Any Lender exercising a right to set off shall purchase for cash (and the other Lenders shall sell) interests in each of such other Lender's Pro Rata Share of the Indebtedness or Obligations as would be necessary to cause all Lenders to share the amount so set off with each other Lender in accordance with their respective Pro Rata Shares. Borrowers agree, to the fullest extent permitted by law, that any Lender may exercise its right to set off with respect to amounts in excess of its Pro Rata Share of the Indebtedness or Obligations and upon doing so shall deliver such amount so set off to the Agent for the benefit of all Lenders in accordance with their Pro Rata Shares.

        9.5.  Disbursement of Funds. Agent may, on behalf of Lenders, disburse funds to Borrowers for advances of the Loan requested in compliance with the provisions of this Loan Agreement. Each Lender shall reimburse Agent on demand for all funds disbursed on its behalf by Agent, or if Agent so requests, each Lender will remit to Agent its Pro Rata Share of any portion of the Loan before Agent disburses same to Borrowers. If Agent elects to require that each Lender make funds available to Agent, prior to a disbursement by Agent to Borrowers, Agent shall advise each Lender by telephone, email, facsimile or telecopy of the amount of such Lender's Pro Rata Share of the advance requested by Borrowers no later than 10:00 a.m. Chicago time on the funding date applicable thereto, and each such Lender shall pay Agent such Lender's Pro Rata Share of such requested advance, in same day funds, by wire transfer to Agent's account on such funding date. If any Lender fails to pay the amount of its Pro Rata Share within one (1) Business Day after Agent's demand, Agent shall promptly notify Borrowers, and Borrowers shall immediately repay such amount to Agent. Any repayment required pursuant to this Section 9.5 shall be without premium or penalty, but with interest at the Interest Rate. Nothing in this Section 9.5 or elsewhere in this Agreement or the other Loan Documents, including without limitation the provisions of Section 9.6, shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that Agent or Borrowers may have against any Lender as a result of any default by such Lender hereunder.

        9.6.  Disbursements of Advances; Payment.

          9.6.1. Revolving Loan Advances, Payments and Settlements; Interest and Fee Payments.

          (a)   Each Lender's obligation to fund its portion of any advances made by Agent to Borrowers will commence on the date such advances are made by Agent. Such payments will be made by such Lender without set-off, counterclaim or reduction of any kind.

          (b)   Agent will advise each Lender periodically by email or telecopy of the amount of such Lender's Pro Rata Share of the Loan balance as of a particular date (the "Settlement Date"). In the event that payments are necessary to adjust the amount of such Lender's required Pro Rata Share of the Loan balance to such Lender's actual Pro Rata Share of the Loan balance as of any Settlement Date, the party from which such payment is due will pay the other, in same day funds, by wire transfer to the other's account not later than 3:00 p.m. Chicago time on the Business Day following the Settlement Date.

          (c)   For purposes of this subsection 9.6.1(c) the following terms and conditions will have the meanings indicated:

            (A)  "Daily Loan Balance" means an amount calculated as of the end of each calendar day by subtracting (i) the cumulative principal amount paid by Agent to a Lender on the Loan from an Advance Date through and including such calendar day, from (ii) the cumulative principal amount on the Loan advanced by such Lender to Agent on the Loan from an Advance Date through and including such calendar day.

            (B)  "Daily Interest Rate" means an amount calculated by dividing the interest rate payable to a Lender on the Loan (as set forth in Section 1.9) as of each calendar day by three hundred sixty (360).

            (C)  "Daily Interest Amount" means an amount calculated by multiplying the Daily Loan Balance of the Loan by the associated Daily Interest Rate on the Loan.

            (D)  "Interest Ratio" means a number calculated by dividing the total amount of the interest on the Loan received by Agent with respect to the immediately preceding month by the total amount of interest on the Loan due from Borrowers during the immediately preceding month.

On the first (1st) Business Day of each month ("Interest Settlement Date"), Agent will advise each Lender by telephone, email or telecopy of the amount of such Lender's Pro Rata Share of interest and fees on the Loan as of the end of the last day of the immediately preceding month. Provided that such Lender has made all payments required to be made by it under this Agreement, Agent will pay to such Lender, by wire transfer to such Lender's account (as specified by such Lender on the signature page of the applicable Assignment and Acceptance Agreement, as amended by such Lender from time to time pursuant to the notice provisions contained herein or in the applicable Assignment and Acceptance Agreement) not later than 3:00 p.m. Chicago time on the Interest Settlement Date, such Lender's Pro Rata Share of interest and fees on the Loan. Such Lender's Pro Rata Share of interest on the Loan will be calculated by adding together the Daily Interest Amounts for each calendar day of the prior month and multiplying the total thereof by the Interest Ratio.

          9.6.2. Term Loan Principal Payments. Payments of principal of the Loan will be settled as provided in subsection 9.7.1.

          9.6.3. Availability of Lender's Pro Rata Share. Unless Agent shall have received notice from a Lender prior to a disbursement under the Loan that such Lender will not make available its Pro Rata Share of the Loan, Agent may assume that such Lender has made such amount available to Agent on the Business Day following the next Settlement Date. If a Lender has not in fact made its Pro Rata Share available to the Agent on such date (any such Lender, a "Defaulting Lender"), then the Defaulting Lender and Borrowers severally agree to pay to Agent forthwith on demand such amount without set-off, counterclaim or deduction of any kind, together with interest thereon, for each day from and including the date such amount is made available to Agent by Borrowers or such Defaulting Lender to but excluding the date of payment to Agent, at (a) in the case of the Defaulting Lender, the greater of the Federal Funds Effective Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation or (b) in the case of Borrowers, the Interest Rate under this Agreement with respect to the Loan.

        9.7.  Payments.

          9.7.1. Distribution and Apportionment of Payments.

          (a)   Subject to subsection 8.7.1(b), payments actually received by Agent for the account of the Lenders shall be paid to them promptly after receipt thereof by Agent, but in any event within one (1) Business Day, provided that, if any such payments are not distributed to the Lenders within one (1) Business Day after Agent's receipt thereof, Agent shall pay to such Lenders interest thereon, at the lesser of (i) the overnight cost of funds at which federal funds are made available to the Agent (such interest rate to change automatically effective as of the date of each change in the overnight cost of federal funds) and (ii) if the applicable payment represents repayment of a portion of the principal of the Loan, the Interest Rate, from the date of receipt of such funds by Agent until such funds are paid in immediately available funds to such Lenders provided such funds are received by Agent not later than 11:00 A.M. (Chicago time) on the date of receipt. All payments of principal and interest in respect of the Loan, all payments of the fees described in this Agreement (but not in any separate fee letter except to the extent expressly set forth therein), and all payments in respect of any other obligations of Borrowers under the Loan Documents shall be allocated among such of Lenders as are entitled thereto, in proportion to their respective Pro Rata Shares or otherwise as provided herein or in the other Loan Documents or in the Assignment and Acceptance Agreements, as the case may be. The Agent shall distribute to each Lender at its primary address set forth herein or in its Assignment and Acceptance Agreement, or at such other address as a Lender may request in writing, such funds as it may be entitled to receive, provided that the Agent shall in any event not be bound to inquire into or determine the validity, scope or priority of any interest or entitlement of any Lender and may suspend all payments and seek appropriate relief (including without limitation instructions from the Requisite Lenders, or all Lenders, as applicable, or an action in the nature of interpleader) in the event of any doubt or dispute as to any apportionment or distribution contemplated hereby. The order of priority herein is set forth solely to determine the rights and priorities of the Lenders as among themselves and may at any time or from time to time be changed by the Lenders as they may elect, in writing, without necessity of notice to or consent of or approval by Borrowers.

          (b)   If a Lender (a "Defaulting Lender") defaults in making any advance or paying any other sum payable by it hereunder, such sum together with interest thereon at the Interest Rate from the date such amount was due until repaid (such sum and interest thereon as aforesaid referred to, collectively, as the "Lender Default Obligation") shall be payable by the Defaulting Lender (i) to any Lender(s) which elect, at their sole option (and with no obligation to do so), to fund the amount which the Defaulting Lender failed to fund or (ii) to the Agent or any other Lender which under the terms of this Agreement is entitled to reimbursement from the Defaulting Lender for the amounts advanced or expended. Notwithstanding any provision hereof to the contrary, until such time as the Defaulting Lender has repaid the Lender Default Obligation in full (i) all amounts which would otherwise be distributed to the Defaulting Lender shall instead be applied first to repay the Lender Default Obligation (to be applied first to interest at the Interest Rate and then to principal) until the Lender Default Obligation has been repaid in full (whether by such application or by cure by the Defaulting Lender) whereupon such Lender shall no longer be a Defaulting Lender, and (ii) the Defaulting Lender's right to consent to or approve of matters which are subject to the consent or approval of Requisite Lenders or all Lenders shall be suspended, and for purposes of consent and approval the definition of "Requisite Lenders" and "all Lenders" shall be modified as if the Defaulting Lender were not a Lender. Any interest collected from Borrowers on account of principal advanced by any Lender(s) on behalf of a Defaulting Lender shall be paid to the Lender(s) who made such advance and shall be credited against the Defaulting Lender's obligation to pay interest on the amount advanced at the Interest Rate. The provisions of this Section shall apply and be effective regardless of whether an Event of

  Default occurs and is then continuing, and notwithstanding (i) any other provision of this Agreement to the contrary, (ii) any instruction of Borrowers as to their desired application of payments or (iii) the suspension of such Defaulting Lender's right to vote on matters which are subject to the consent or approval of Requisite Lenders, or all Lenders. The Agent shall be entitled to (i) withhold or set off, and to apply to the payment of the Lender Default Obligation any amounts to be paid to such Defaulting Lender under this Agreement, and (ii) bring an action or suit against such Defaulting Lender in a court of competent jurisdiction to recover the Lender Default Obligation and, to the extent such recovery would not fully compensate the Agent and Lenders for the Defaulting Lender's breach of this Agreement, to collect damages. In addition, the Defaulting Lender shall indemnify, defend and hold Agent and each of the other Lenders harmless from and against any and all claims, actions, liabilities, damages, costs and expenses (including attorneys' fees and expenses), plus interest thereon at the Interest Rate, for funds advanced by Agent or any other Lender on account of the Defaulting Lender or any other damages such entities may sustain or incur by reason of or as a direct consequence of the Defaulting Lender's failure or refusal to abide by its obligations under this Agreement.

          (c)   At least five (5) Business Days prior to the first date on which interest or fees are payable hereunder for the account of any Lender, each Lender that is not incorporated under the laws of the United States of America, or a state thereof, agrees that it will deliver to the Agent two duly completed copies of United States Internal Revenue Service Form 1001 or 4224, certifying in either case that such Lender is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes. Each Lender which so delivers a Form 1001 or 4224 further undertakes to deliver to the Agent two additional copies of such form (or a successor form) on or before the date that such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent forms so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Agent, in each case certifying that such Lender is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender advises the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

          9.7.2. Return of Payments.

          (a)   If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrowers or Guarantor and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender without set-off, counterclaim or deduction of any kind together with interest thereon, for each day from and including the date such amount is made available by Agent to such Lender to but excluding the date of repayment to Agent, at the greater of the Federal Funds Rate in effect on each such day (as determined by Agent) and a rate determined by Agent in accordance with banking industry rules on interbank compensation.

          (b)   If Agent determines at any time that any amount received by Agent under this Agreement must be returned to Borrowers or Guarantor or paid to any other Person pursuant to any requirement of law, court order or otherwise, then, notwithstanding any other term or condition of this Agreement, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to Borrowers, Guarantor or such other Person, without set-off, counterclaim or deduction of any kind.

        9.8.  Reserves. The Agent is hereby authorized on behalf of all Lenders, without with necessity of any notice to or further consent from any Lender, at any time and from time to time (i) to disburse the inspection fees collected under Section 6.1 to pay for the inspections referred to therein (including payment to Agent therefor), and (ii) to disburse all or any portion of any real estate tax or other reserves maintained under any Loan Documents.

        9.9.  Loan Account and Accounting. Agent shall maintain a loan account (the "Loan Account") on its books to record: all Revolving Credit Advances and the Term Loan, all payments made by Borrowers, and all other debits and credits as provided in this Agreement with respect to the Loan or any other Indebtedness. All entries in the Loan Account shall be made in accordance with Agent's customary accounting practices as in effect from time to time. The balance in the Loan Account, as recorded on Agent's most recent printout or other written statement, shall, absent manifest error, be presumptive evidence of the amounts due and owing to Agent and Lenders by Borrowers; provided, that any failure to so record or any error in so recording shall not limit, increase or otherwise affect any Borrower's duty to pay the Indebtedness. Not more than five (5) Business Days after the end of each month, Agent shall render to Borrower Representative a monthly accounting of transactions with respect to the Loan setting forth each transaction or other entry and the balance of the Loan Account as to Borrowers for the immediately preceding month. Unless Borrower Representative notifies Agent in writing of any objection to any such accounting (describing in reasonable detail the basis for such objection), within 30 days after Borrowers' receipt of such monthly accounting, each and every such accounting shall (absent manifest error) be deemed final, binding and conclusive on Borrowers in all respects as to all matters reflected therein. Only those items expressly objected to in such notice shall be deemed to be disputed by Borrowers. Notwithstanding any provision herein contained to the contrary, any Lender may elect (which election may be revoked) to dispense with the issuance of a Note to that Lender and may rely on the Loan Account as evidence of the amount of Indebtedness from time to time owing to it.

ARTICLE X
Miscellaneous

        10.1. Expenditures and Expenses. Upon receipt of reasonably detailed invoices thereof from Agent, Borrowers shall promptly and within twenty (20) days of receipt thereof, pay all reasonable Costs (defined below) incurred by Agent and/or Lenders in connection with the documentation, modification, workout, collection, administration or enforcement of the Loan or any of the Loan Documents (as applicable), and the substitution or addition of Collateral, and all such Costs, if not paid within twenty (20) days after receipt of invoices, shall be included as additional Indebtedness bearing interest at the Default Rate set forth in the Notes until paid. Notwithstanding anything to the contrary contained herein, except for the Costs of GECC (as Agent and a Lender) and its attorneys, Borrowers shall have no obligation to pay for any Costs incurred by the other Lenders or their respective separate attorneys in connection with the negotiation of the Loan Documents which are executed on or about the date of this Agreement or are executed in respect of any Advance or are incurred for any due diligence in connection therewith. For the purposes hereof "Costs" means all reasonable expenditures and expenses which may be paid or incurred by or on behalf of Agent and/or Lenders (except as provided for in the prior sentence) in accordance with this Agreement and the other Loan Documents including, without limitation, the preparation and negotiation of this Agreement and the other Loan Documents, the review of any Draw Request and the accompanying documents and information, the preparation for the making of any Advance (whether or not ultimately made), the making of any Advance, including the associated review and one-time site inspection of any Subject Project, the documents and agreements required for any Advance and the various conditions precedent for any Advance, filing fees, recordation taxes, repair costs, payments to remove or protect against liens, reasonable attorneys' fees (including reasonable fees of Agent's and/or Lenders' inside counsel), receivers' fees, engineers' fees, accountants' fees, independent consultants' fees (including environmental consultants), all reasonable costs and expenses incurred in connection with any of the foregoing, Agent's and/or Lenders' reasonable out-of-pocket costs and expenses related to any audit or inspection of any Project (if chargeable to Borrowers under the Loan Documents), outlays for documentary and expert evidence, stenographers' charges, stamp taxes, publication costs, and costs (which may be estimates as to items to be expended after entry of an order or judgment) for procuring all such abstracts of title, title and UCC searches, and examination, title insurance policies, Torrens' Certificates and similar data and assurances with respect to title as Agent may deem reasonably necessary either to prosecute any action permitted under the Loan Documents or to evidence to bidders at any foreclosure sale of any Project the true condition of the title to, or the value of, any Project. Costs shall not include any due diligence costs incurred by any financial institution, other than Agent and the Lenders who are the original signatories to this Agreement, prior to such financial institution becoming a Lender or any syndication costs. Agent shall apply all "Good Faith Deposit" payments received prior to the date hereof from Borrowers or Guarantor towards any Costs due at Closing.

        10.2. Disclosure of Information. Agent and/or Lenders shall have the right (but shall be under no obligation) to make available to any party for the purpose of granting participations in or selling, transferring, assigning or conveying all or any part of the Loan (including any governmental agency or authority and any prospective bidder at any foreclosure sale of the Project) any and all information which Agent and/or Lenders may have with respect to the Project and Borrowers, whether provided by Borrowers, Guarantor or any third party or obtained as a result of any environmental assessments. Borrowers agree that Agent and Lenders shall have no liability whatsoever as a result of delivering any such information to any third party, and Borrowers, on behalf of themselves, their Affiliates and their successors and assigns, hereby release and discharge Agent and Lenders from any and all liability, claims, damages, or causes of action, arising out of, connected with or incidental to the delivery of any such information to any third party.

        10.3. Forbearance by Lender Not a Waiver. Any forbearance by Agent and/or Lenders in exercising any right or remedy under any of the Loan Documents, or otherwise afforded by applicable law, shall not be a waiver of or preclude the exercise of any right or remedy. Agent's or Lenders' acceptance of payment of any sum secured by any of the Loan Documents after the due date of such payment shall not be a waiver of Agent's or Lenders' right to either require prompt payment when due of all other sums so secured or to declare a default or an Event of Default, as applicable, for failure to make a payment when due under any of the Loan Documents. The procurement of insurance or the payment of taxes or other liens or charges by Agent or Lenders in accordance with the terms and conditions of any of the Loan Documents, shall not be a waiver of Agent's or Lenders' right to accelerate the maturity of the Loan, nor shall Agent's or Lenders' receipt of any awards, proceeds, or damages under Section 4 of the Mortgages operate to cure or waive Borrowers' or Guarantor's default in payment of sums secured by any of the Loan Documents. With respect to all Loan Documents, only waivers made in writing and in accordance with Section 10.16 below shall be effective against Agent and Lenders.

        10.4. APPLICABLE LAW; SEVERABILITY. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES. The invalidity, illegality or unenforceability of any provision of this Agreement shall not affect or impair the validity, legality or enforceability of the remainder of this Agreement, and to this end, the provisions of this Agreement are declared to be severable.

        10.5. Relationship. The relationship between Agent and Lenders, on the one hand, and Borrowers on the other, shall be that of creditor-debtor only. No term in this Agreement or in the other Loan

Documents and no course of dealing between the parties shall be deemed to create any relationship of agency, partnership or joint venture or any fiduciary duty by Agent and/or Lenders to any other party, except for the agency relationship of Agent and Lenders as and to the extent expressly provided in this Agreement.

        10.6. Indemnity. Each Borrower shall indemnify, protect, hold harmless and defend Agent and Lenders, their respective successors, assigns, shareholders, directors, officers, employees, and agents (each, an "Indemnified Person") from and against any and all loss, damage, cost, expense (including reasonable attorneys' fees), and claims arising out of or in connection with (a) any Project, (b) the Collateral, (c) the assignment of the Leases and the performance of the terms and conditions of each of the Leases, (d) any act or omission of any Borrower or Guarantor, or their respective employees or agents, whether actual or alleged, and (e) any and all brokers' commissions or other costs of similar type by any party in connection with the Loan (collectively, "Indemnified Liabilities"), except that Borrowers shall have no obligation under this Section 10.6 to any Indemnified Person with respect to Indemnified Liabilities arising from any Indemnified Person's gross negligence or willful misconduct. Upon written request by an Indemnified Person, Borrowers will undertake, at their own cost and expense, on behalf of such Indemnified Person, using counsel reasonably satisfactory to the Indemnified Person, the defense of any legal action or proceeding whether or not such Indemnified Person shall be a party and for which such Indemnified Person is entitled to be indemnified pursuant to this Section 10.6. At Agent's or Requisite Lenders' option and upon prior written notice to Borrowers, Agent may, at Borrowers' expense, prosecute or defend any third party claim or action involving the priority, validity or enforceability of any of the Loan Documents.

        10.7. Notice. Any notice or other communication required or permitted to be given under this Agreement or the other Loan Documents shall be in writing addressed to the respective party as set forth below and may be personally served, telecopied or sent by overnight courier or U.S. Mail and shall be deemed given: (a) if served in person, when served; (b) if telecopied, on the date of transmission if before 3:00 p.m. (Chicago time) on a Business Day; provided, that a hard copy of such notice is also sent pursuant to (c) or (d) below; (c) if by overnight courier, on the first Business Day after delivery to the courier; or (d) if by U.S. Mail, certified or registered mail, return receipt requested on the fourth (4th) day after deposit in the mail postage prepaid.

Notices to Borrowers and Guarantor:	c/o Omega Healthcare Investors, Inc. 9690 Deereco Road, Suite 100 Timonium, Maryland 21093 Attn: Daniel J. Booth Telecopy: (410) 427-8824
With a copy to:	LeBoeuf, Lamb, Greene & MacRae, LLP 125 West 55th Street New York, New York 10019 Attn: John R. Fallon, Jr., Esq. Telecopy: (212) 424-8500
Notices to Agent and Lenders:	General Electric Capital Corporation Loan No. 4128 2 Bethesda Metro Center, Suite 600 Bethesda, Maryland 20814 Attn: Manager, Portfolio Administration Group Telecopy: (301) 347-3150
With a copy to:
General Electric Capital Corporation
Loan No. 4128
c/o Segal McCambridge Singer & Mahoney
100 Congress Avenue, Suite 700
Austin, Texas 78701
Attn: Diana Pennington, Chief Counsel
Telecopy: (866) 221-0433
And a copy to:	General Electric Capital Corporation Loan No. 4128 500 West Monroe Street Chicago, Illinois 60661 Attn: Kevin McMeen, Senior Vice President Telecopy: (312) 441-6755

        10.8. Successors and Assigns Bound; Joint and Several Liability; Agents; and Captions. The covenants and agreements contained in the Loan Documents shall bind, and the rights thereunder shall inure to, the respective successors and assigns of Agent, Lenders, Borrowers and Guarantor, subject to the provisions of this Agreement. All covenants and agreements of Borrowers shall be joint and several. In exercising any rights under the Loan Documents or taking any actions provided for therein, Agent and Lenders may act through their respective employees, agents or independent contractors as authorized by Agent or Lenders, respectively. The captions and headings of the paragraphs and sections of this Agreement are for convenience only and are not to be used to interpret or define the provisions hereof.

        10.9. Terms and Usage. As used in the Loan Documents "Business Day" means any day, other than a Saturday or a Sunday, when banks in Chicago, Illinois are not required or authorized to be closed.

        10.10. Time of Essence. Time is of the essence of this Agreement and the other Loan Documents and the performance of each of the covenants and agreements contained herein and therein.

        10.11. CONSENT TO JURISDICTION. EACH BORROWER, AGENT AND EACH LENDER HEREBY CONSENT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF COOK, STATE OF ILLINOIS AND EACH BORROWER, AGENT AND EACH LENDER IRREVOCABLY AGREE THAT, SUBJECT TO AGENT'S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS (UNLESS OTHERWISE SPECIFIED THEREIN) SHALL BE LITIGATED IN SUCH COURTS. EACH BORROWER, AGENT AND EACH LENDER EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS. EACH BORROWER, AGENT AND EACH LENDER HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON BORROWERS, AGENT AND EACH LENDER BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO BORROWERS, AGENT AND LENDERS AT THE ADDRESSES SET FORTH IN SECTION 10.7 OF THIS AGREEMENT.

        10.12. WAIVER OF JURY TRIAL. EACH BORROWER, AGENT AND EACH LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS. EACH BORROWER, AGENT AND EACH LENDER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH OF THEM HAS RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THAT EACH OF THEM WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS. BORROWERS, AGENT AND LENDERS WARRANT AND REPRESENT THAT EACH HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.

        10.13. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, and together shall constitute the Agreement.

        10.14. Entire Agreement. This Agreement and the other Loan Documents embody the entire agreement among Borrowers, Guarantor, Lenders and Agent and supercede all prior commitments, agreements, representations and understandings, whether written or oral, relating to the subject matter hereof, and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto.

        10.15. Amendments and Waivers. Except as otherwise provided herein, no amendment, modification, termination or waiver of any provision of this Agreement, the Notes or any of the other Loan Documents, or consent to any departure by any party therefrom, shall in any event be effective unless the same shall be in writing and signed by Requisite Lenders (or Agent, if expressly set forth herein, in any Note or in any other Loan Document) and the Borrowers, if applicable; provided, that except to the extent permitted by the applicable Assignment and Acceptance Agreement, no amendment, modification, termination or waiver shall, unless in writing and signed by all Lenders, do any of the following: (a) increase any Lender's Pro Rata Share of the Loan; (b) reduce the principal of or the rate of interest on the Loan or the fees payable with respect to the Loan; (c) extend any date fixed for any payment of principal, interest or fees; (d) change the definition of the term Requisite Lenders or the percentage of Lenders which shall be required for Lenders to take any action hereunder; (e) release Collateral (except if the sale, disposition, release or substitution of such Collateral is permitted under Section 2.2, Section 2.3 or Section 8.1 above or under any other Loan Document); (f) amend or waive this Section 10.15 or the definitions of the terms used in this Section 10.15 insofar as the definitions affect the substance of this Section 10.15; or (g) consent to the assignment, delegation or other transfer by any party of any of its rights and obligations under any Loan Document; and provided, further, that no amendment, modification, termination or waiver affecting the rights or duties of Agent under any Loan Document shall in any event be effective, unless in writing and signed by Agent, in addition to all Lenders required to take such action. Notwithstanding anything to the contrary in this Section 10.15, Agent and Borrowers may execute amendments to this Agreement and the other Loan Documents for the purpose of correcting typographical errors, making immaterial modifications thereto and documenting the matters governed by Section 2.2, Section 2.3 and Section 8.1 above without the consent of Lenders. Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given. Unless required by Agent, no amendment, modification, termination or waiver shall be required for Agent to take additional Collateral pursuant to any Loan Document, but Borrowers shall comply with all of the requirements of Section 2.2, Section 2.3 and Section 8.1 above in connection with the addition or substitution of any Collateral. No notice to or demand on Borrowers or any other party in any case shall entitle Borrowers or any other party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.15 shall be binding upon each holder of the Notes at the time outstanding, each future holder of the Notes and, if signed by a party, upon such party.

SIGNATURE PAGE FOLLOWS

        IN WITNESS WHEREOF, the parties hereto have executed this Loan Agreement or have caused the same to be executed by their duly authorized representatives as of the date first above written.

INITIAL BORROWER:
OMEGA ACQUISITION FACILITY I, LLC, a Delaware limited liability company
By:	Omega Healthcare Investors, Inc., a Maryland corporation, as the sole member of such company
	By: Name: Title:	Daniel J. Booth Chief Operating Officer
LENDERS:
GENERAL ELECTRIC CAPITAL CORPORATION, as Agent and a Lender
	By: Name: Its:	Brad Haber Authorized Signatory

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TABLE OF CONTENTS
LIST OF EXHIBITS
LOAN AGREEMENT
RECITALS
ARTICLE I The Loan
ARTICLE II Security
ARTICLE III Establishment of Loan
ARTICLE IV Requirements For Advances
ARTICLE V Representations and Warranties
ARTICLE VI Affirmative Covenants
ARTICLE VII Negative Covenants
ARTICLE VIII Events of Default; Acceleration of Indebtedness; Remedies
ARTICLE IX Assignment and Participation
ARTICLE X Miscellaneous